UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CISCO SYSTEMS, INC.

September 24, 2012

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 15, 2012 at 10:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the final page of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This year, we are continuing to use the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

John T. Chambers

Chairman and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. We strongly encourage you to vote.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 15, 2012

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 15, 2012 at 10:00 a.m. Pacific Time for the following purposes:

1. To elect thirteen members of Cisco’s Board of Directors;

2. To approve the amendment and restatement of the Executive Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended;

3. To vote on a non-binding advisory resolution to approve executive compensation;

4. To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 27, 2013;

5. To vote upon two proposals submitted by shareholders, if properly presented at the annual meeting; and

6. To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is September 17, 2012. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 24, 2012

CISCO SYSTEMS, INC.

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

Directions to the Santa Clara Convention Center	See final page

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Thursday, November 15, 2012, at the Santa Clara Convention Center, which is located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about September 26, 2012 to shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The annual meeting will be held for the following purposes:

•	To elect thirteen members of Cisco’s Board of Directors (Proposal No. 1);

•	To approve the amendment and restatement of the Executive Incentive Plan (“EIP”) in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Proposal No. 2);

•	To vote on a non-binding advisory resolution to approve executive compensation (Proposal No. 3);

•	To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 27, 2013 (Proposal No. 4);

•	To vote upon two proposals submitted by shareholders, if properly presented at the annual meeting (Proposal Nos. 5 and 6); and

•	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

VOTING

Voting Rights

Only shareholders of record of Cisco common stock on September 17, 2012, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,302,453,860 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, except for Proposal No. 4, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. The other proposals require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum.

Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Admission to Meeting

You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial owner of our common stock as of September 17, 2012, the record date, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If your shares are registered in the name of a bank, brokerage firm or other holder of record (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Registration will begin at 8:30 a.m. Pacific Time on the date of the annual meeting. If you do not provide picture identification and comply with the other procedures outlined above, you may not be admitted to the annual meeting. We recommend that you arrive early to ensure that you are seated by the commencement of the annual meeting.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the approval of the amendment and restatement of the EIP (Proposal No. 2);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 27, 2013 (Proposal No. 4); and

•	AGAINST each of the two proposals submitted by shareholders (Proposal Nos. 5 and 6).

Voting via the Internet, by Telephone or by Mail

Holders of shares of Cisco common stock whose shares are registered in their own name with Cisco’s transfer agent, Computershare Investor Services, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. Shareholders who elect to vote by mail should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the approval of the amendment and restatement of the EIP (Proposal No. 2), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 27, 2013 (Proposal No. 4), AGAINST each of the two proposals submitted by shareholders (Proposal Nos. 5 and 6), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Shareholders whose shares are not registered in their own name with Computershare are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain from your record holder a legal proxy giving you the right to vote such shares.

For those shareholders who receive a Notice of Internet Availability of Proxy Materials (described under “Internet Availability of Proxy Materials” below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. Shareholders who have elected to receive the 2012 Proxy Statement and Annual Report to Shareholders electronically will receive an email on or about September 27, 2012 with information on how to access shareholder information and instructions for voting.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is thirteen.

Each of the current directors, other than Jerry Yang, has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for re-election. Mr. Yang has decided to retire from the Board of Directors and not stand for re-election but intends to serve on the Board of Directors through the date of the annual meeting.

The Board of Directors appointed Marc Benioff and Kristina M. Johnson to the Board of Directors in August 2012 upon the recommendation of the Nomination and Governance Committee. Mr. Benioff was brought to the attention of the Nomination and Governance Committee as a potential candidate during general discussions by the Board of Directors. Dr. Johnson was brought to the attention of the Nomination and Governance Committee as a potential candidate by Mr. Chambers, Cisco’s Chairman and Chief Executive Officer, and was previously known by one of Cisco’s independent, non-management directors.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
Marc Benioff	Director
M. Michele Burns	Director
Michael D. Capellas	Director
Larry R. Carter	Director
John T. Chambers	Chairman and Chief Executive Officer
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Dr. Kristina M. Johnson	Director
Richard M. Kovacevich	Director
Roderick C. McGeary	Director
Arun Sarin	Director
Steven M. West	Director

Vote Required

Cisco’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than thirteen directors, and shareholders may not cumulate votes in the election of directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Business Experience and Qualifications of Nominees

Ms. Bartz, 64, has been a member of the Board of Directors since November 1996. Since November 2005, she has served as Lead Independent Director. Ms. Bartz served as Chief Executive Officer and as a member of the board of directors of Yahoo! Inc. from January 2009 to September 2011 and as President of Yahoo! from April 2009 to September 2011. From May 2006 to February 2009, she was Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, Ms. Bartz was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz previously served as a director of Intel Corporation and NetApp, Inc., each ending in 2009, and as a director of Yahoo! ending in 2011.

Ms. Bartz brings to the Board of Directors leadership experience, including service as the chief executive of two public technology companies. These roles have required technology industry expertise combined with operational and global management expertise. Ms. Bartz also has experience as a public company outside director.

Mr. Benioff, 47, has been a member of the Board of Directors since August 2012. He has served as Chairman of the Board of Directors of salesforce.com, inc. since he co-founded it in February 1999 and as its Chief Executive Officer since November 2001. Prior to that, Mr. Benioff was employed from 1986 to 1999 by Oracle Corporation, where he held a number of positions in sales, marketing and product development, lastly as a Senior Vice President. Mr. Benioff also serves as Chairman of the Board of Directors of the salesforce.com/foundation.

As a founder of a global technology company, Mr. Benioff contributes an information technology and technology development background. In addition, Mr. Benioff brings to the Board of Directors strategy and leadership skills from his experience as a chief executive of a public company, as well as sales, marketing and product development skills from his experience at technology companies.

Ms. Burns, 54, has been a member of the Board of Directors since November 2003. She has served as the Executive Director and Chief Executive Officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. since October 2011. In this capacity, she also serves as the Center Fellow and Strategic Advisor to the Stanford Center on Longevity at Stanford University. From September 2006 to October 2011, Ms. Burns served as Chairman and Chief Executive Officer of Mercer LLC, a global leader for human resources and related financial advice and services. She assumed that role after joining Marsh & McLennan Companies, Inc. in March 2006 as Chief Financial Officer. From May 2004 to January 2006, Ms. Burns served as Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, where she successfully helped restructure and emerge Mirant from bankruptcy. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 2005. She began her career in 1981 at Arthur Andersen LLP and became a partner in 1991. Ms. Burns also serves on the boards of directors of The Goldman Sachs Group, Inc. and Wal-Mart Stores, Inc.

Ms. Burns provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of three public companies. Through her experience gained as chief executive officer of Mercer, she brings expertise in global and operational management, including a background in organizational leadership and human resources. Ms. Burns also has experience serving as a public company outside director.

Mr. Capellas, 58, has been a member of the Board of Directors since January 2006. He has served as the Chairman of the Board of VCE Company, LLC (“VCE”) since January 2011 and as a member of the board of directors of VCE since May 2010. Mr. Capellas served as Chief Executive Officer of VCE from May 2010 to September 2011. He served as the Chairman of the Board of the Virtual Computing Environment Coalition from May 2010 until January 2011, at which time the activities of the Virtual Computing Environment Coalition were transferred into VCE. VCE is a joint venture between EMC Corporation and Cisco with investments from VMware, Inc. and Intel Corporation. Mr. Capellas has also served as a Senior Advisor at Kohlberg Kravis Roberts & Co. since March 2010. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), which had filed for bankruptcy in July 2002 and which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004. From March 2004 to January 2006, he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq.

Mr. Capellas brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Mr. Carter, 69, has been a member of the Board of Directors since July 2000. He served as an executive officer of Cisco from January 1995 to November 2008. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the Chairman and Chief Executive Officer. He retired from that position and from his employment with Cisco in November 2008. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller. Mr. Carter previously served as a director of QLogic Corporation, ending in 2008.

Mr. Carter’s background in finance, accounting and strategic planning is complemented by his knowledge of Cisco, its financial position and its industry, which he developed in part through his service as Cisco’s Chief Financial Officer and as an executive officer of Cisco. Mr. Carter’s contributions are augmented by his experience serving as an outside director of multiple public companies.

Mr. Chambers, 63, has served as a member of the Board of Directors since November 1993 and as Chairman of the Board since November 2006. He joined Cisco as Senior Vice President in January 1991, was promoted to Executive Vice President in June 1994 and to Chief Executive Officer as of January 31, 1995. He also served as President from January 31, 1995 until November 2006. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Chambers has led Cisco for more than 17 years. Since his appointment as Chief Executive Officer, Cisco’s annual revenue has grown from $2.0 billion in fiscal 1995 to $46.1 billion in fiscal 2012. As Chairman and Chief Executive Officer, Mr. Chambers brings to the Board of Directors his thorough knowledge of Cisco’s business, strategy, people, operations, competition and financial position. Mr. Chambers provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry and government relationships.

Mr. Halla, 66, has been a member of the Board of Directors since January 2007. He served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation from May 1996 to November 2009, and continued to serve as Chairman of the Board of that company until May 2010. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several executive capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products. Prior to that, he held a variety of management positions at Intel Corporation.

Mr. Halla has leadership experience as the chief executive officer of a global technology company. His management and operational expertise is accompanied by a semiconductor industry background and technology acumen.

Dr. Hennessy, 60, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently serves on the board of directors of Google Inc. He previously served as a director of Atheros Communications, Inc., ending in 2010.

Dr. Hennessy brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. In addition, he has leadership and management experience, both in an academic context at Stanford University and in a corporate context as a board member of public and private technology companies.

Dr. Johnson, 55, has been a member of the Board of Directors since August 2012. Dr. Johnson has served as the President and Chief Executive Officer of Enduring Hydro, LLC, a clean energy development and consulting company, since January 2011. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University from 2007 to 2009 and Dean of the Pratt School of Engineering at Duke University from 1999 to 2007. Previously, she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. Dr. Johnson currently serves on the board of directors of Boston Scientific Corporation and The AES Corporation. Until her appointment to the Department of Energy when she resigned from all public boards, she had previously served as a director of Boston Scientific Corporation, The AES Corporation, Nortel Networks Corporation, and Minerals Technologies Inc., each ending in 2009.

Dr. Johnson brings to the Board of Directors an engineering background as well as expertise in science, technology, business, education and government. In addition, she has leadership and management experience, both in an academic context as provost and dean of nationally recognized academic institutions and in a corporate context as a board member of public technology companies.

Mr. Kovacevich, 68, has been a member of the Board of Directors since January 2005. He served as Chairman of the Board of Wells Fargo & Company from April 2001 to December 2009. He also served as Chief Executive Officer of that company from November 1998 to June 2007, and as its President from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. He previously served as a director of Target Corporation, ending in 2010.

With his many years of experience leading banking and financial services companies, Mr. Kovacevich contributes financial management and strategy expertise. In addition, Mr. Kovacevich brings to the Board of Directors consumer market insights, including from his experience as an outside public company board member, and the Board of Directors benefits from his corporate governance knowledge.

Mr. McGeary, 62, has been a member of the Board of Directors since July 2003. He served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of PACCAR Inc. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.

Mr. McGeary brings to the Board of Directors a combination of executive experience in management and technology consulting. He also has expertise in leading talented teams, and skills in finance, accounting and auditing with technology industry experience.

Mr. Sarin, 57, has been a member of the Board of Directors since September 2009 and previously served on the Board of Directors from September 1998 to July 2003. Mr. Sarin has served as a Senior Advisor at Kohlberg Kravis Roberts & Co. since October 2009. In April 2003, he became CEO designate of Vodafone Group Plc and served as its Chief Executive Officer from July 2003 to July 2008. He also served as a member of the board of directors of that company from 1999 to 2008. From July 2001 to January 2003 he was Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its board of directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch Plc from July 1999 to April 2000. From February 1997 to July 1999 he was the President of AirTouch Communications, Inc. Prior to that, he served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1994 as Senior Vice President Corporate Strategy and Development upon its demerger from Pacific Telesis Group which he joined in 1984. Mr. Sarin also currently serves on the boards of directors of Safeway Inc. and The Charles Schwab Corporation. He previously served as a member of the Court of Directors of the Bank of England, ending in 2009. In 2010, Mr. Sarin was named a Knight of the British Empire for services to the communications industry.

In addition to his telecommunications industry and technology background, Mr. Sarin has leadership experience, including service as an outside board member of companies in the information technology, banking, financial services, and retail industries. He provides an international perspective as well as expertise in finance, marketing and operations.

Mr. West, 57, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. West’s experience in the information technology industry includes a variety of leadership and strategic positions, which have provided him with accumulated expertise in operational management, strategy, finance, and experience as an outside board member and audit committee member. In addition, Mr. West has knowledge of Cisco acquired through more than 16 years of service on the Board of Directors.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Chambers and Mr. Capellas is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Cisco, or he or she is an executive officer of an entity where at any time during the past three years an executive officer of Cisco serves on the compensation committee of its board of directors. Mr. Chambers is not deemed independent because he is a Cisco employee. Mr. Capellas is not deemed independent because he is an executive officer of VCE, and an executive officer of Cisco, Gary B. Moore, served as a member of VCE’s compensation committee.

All members of each of Cisco’s Audit, Compensation and Management Development (“Compensation Committee”), and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

The subjective test under NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each non-employee director other than Mr. Capellas, the amount of all transactions between Cisco and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods, except that Cisco procured technology licenses and services from Aricent Inc., of which Mr. Sarin is a board member, and made related payments representing approximately 5% of Aricent’s annual revenues.

For each of the directors other than Mr. Chambers and Mr. Capellas, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered a relationship that did not exceed NASDAQ objective standards but was identified by the Nomination and Governance Committee for further consideration by the Board of Directors under the subjective standard. Dr. Hennessy is the President of Stanford University. Cisco has various business and charitable dealings with Stanford University, including research grants, charitable donations by Cisco senior executives and board members, matching donations by the Cisco Foundation, licensing agreements, and ordinary course commercial relationships. The amounts of payments made between Cisco and Stanford University in each of the past three fiscal years represented less than 0.1% of the recipient entity’s annual revenues. In addition, a Cisco board member serves on the Stanford Board of Trustees. The Board of Directors determined that this relationship would not interfere with the exercise of independent judgment by Dr. Hennessy in carrying out his responsibilities as a director.

Corporate Governance

Cisco is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and applicable corporate governance requirements, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the Board members are independent of Cisco and its management;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	All members of the key committees of the Board of Directors—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee—are independent;

•	The charters of the committees of the Board of Directors clearly establish the committees’ respective roles and responsibilities;

•	Cisco has a clear code of business conduct that is monitored by Cisco’s ethics office and is annually affirmed by its employees;

•

Cisco’s ethics office has a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers; and

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers.

Key information regarding Cisco’s corporate governance initiatives can be found on its website, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of the website at investor.cisco.com.

Board Leadership Structure

Cisco’s Board of Directors believes strongly in the value of an independent board of directors. Currently, over 75% of the members of Cisco’s Board of Directors are independent. This includes all members of the key board committees—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee. Cisco has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. Ms. Bartz currently serves as Lead Independent Director, and Mr. Chambers currently serves as Cisco’s Chairman and Chief Executive Officer (“CEO”).

The Board of Directors believes that it should maintain flexibility to select Cisco’s Chairman and board leadership structure from time to time. Our policies do not preclude the CEO from also serving as Chairman of the Board. The Board of Directors believes that it is currently in the best interest of Cisco and its shareholders for Mr. Chambers to serve in both roles. The Board of Directors believes the role of Chairman and CEO, together with the role of the Lead Independent Director, provides an appropriate balance in Cisco’s leadership. The role given to the Lead Independent Director helps ensure a strong independent and active Board. In light of Mr. Chambers’ knowledge of Cisco and its industry, and his experience successfully navigating Cisco through both strong and challenging periods, his ability to speak as Chairman and CEO provides strong unified leadership for Cisco.

The Lead Independent Director is elected by and from the independent directors. Each term of service in the Lead Independent Director position is one year, and the Lead Independent Director has the following roles and responsibilities which are set forth in the Board of Directors’ corporate governance policies:

•	authority to call meetings of the independent directors;

•	presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO;

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•

reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to the Board (including the quality, quantity and timeliness of such information);

•	being available, as appropriate, for consultation and direct communication with major shareholders; and

•	presiding over the annual self-evaluation of the Board of Directors.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Cisco’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Cisco’s risk management. With the oversight of the Board of Directors, Cisco has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Cisco’s management has implemented an enterprise risk management, or ERM, program designed to work across the business to identify, assess, govern and manage risks and Cisco’s response to those risks. The structure of the ERM program includes quarterly global risk reviews by members of senior management, as well as an operating committee that focuses on risk management-related topics.

The Audit Committee, which oversees our financial and risk management policies, receives regular reports on ERM, including from the chair of the operating committee mentioned above. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Finance Committee oversees matters related to risk management policies and programs addressing currency, interest rate, equity, and insurance risk, as well as Cisco’s customer and channel partner financing activities, investment policy and certain risk management activities of Cisco’s treasury function. The Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation and Management Development Committee” and in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with Cisco’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Board Committees and Meetings

During fiscal 2012, the Board of Directors held 6 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. All twelve of Cisco’s directors who were then serving on the Board of Directors (including 10 directors who attended in person) attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance,” and then clicking on “Committees,” in the Investor Relations section of our website at investor.cisco.com.

The members of the committees, as of the date of this Proxy Statement, are identified in the following table.

Director	Audit Committee	Compensation Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee
Carol A. Bartz
Marc Benioff
M. Michele Burns		X			X
Michael D. Capellas				Chair	Chair
Larry R. Carter					X
John T. Chambers				X
Brian L. Halla		X
Dr. John L. Hennessy			X	X
Dr. Kristina M. Johnson
Richard M. Kovacevich			Chair		X
Roderick C. McGeary	X	Chair
Arun Sarin	X
Steven M. West	Chair				X
Jerry Yang			X	X

Audit Committee

The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held 15 meetings during fiscal 2012. The Board of Directors has determined that Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation Committee’s responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee oversees, reviews and administers Cisco’s compensation, equity and employee benefit plans and programs.

The Compensation Committee’s responsibilities and duties include an annual review and approval of Cisco’s compensation strategy to ensure that it promotes shareholder interests and supports Cisco’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including review of compensation-related risk management. For fiscal 2012, the Compensation Committee performed these oversight responsibilities and duties by, among other things, directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation Committee’s risk management review appears in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

This committee held 8 meetings during fiscal 2012. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Code, and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. FWC performs no other consulting or other services for Cisco and, to date, has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held 4 meetings during fiscal 2012. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders in their respective fields. The Board of Directors encourages selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The brief biographical description of each nominee set forth in the “Business Experience and Qualifications of Nominees” above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco

Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws. In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2013 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between June 28, 2013 and July 28, 2013 (or, if the 2013 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2012 annual meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2013 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the SEC rules, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held 8 meetings during fiscal 2012.

Finance Committee

The Finance Committee reviews and approves Cisco’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and tax programs, oversees Cisco’s stock repurchase programs, and also reviews Cisco’s currency, interest rate and equity risk management policies and programs. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held 10 meetings during fiscal 2012.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2012. Non-employee directors typically do not receive forms of remuneration, perquisites or benefits other than those described below, but are reimbursed for their expenses in attending meetings.

Fiscal 2012 Cash Compensation

The cash fees for non-employee directors during fiscal 2012 were as follows:

•

Annual retainer of $75,000 for each non-employee director re-elected at the 2011 annual meeting for the year of board service beginning upon election at the 2011 annual meeting, except that 5 non-employee directors elected to receive fully vested shares of Cisco common stock in lieu of all or a portion of their respective regular annual cash retainer, and 1 non-employee director elected to receive fully vested deferred stock units that will be settled in shares after the respective non-employee director leaves the board in lieu of all or a portion of his regular annual cash retainer;

•	Additional annual retainer fee of $30,000 for Ms. Bartz for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for Mr. West for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $15,000 for Mr. McGeary for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $15,000 for Mr. Kovacevich for serving as chair of the Nomination and Governance Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

Fiscal 2012 Equity Compensation

The Cisco Systems, Inc. 2005 Stock Incentive Plan (“2005 Stock Incentive Plan”) does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards to non-employee directors which may not exceed 50,000 shares for any non-employee director in any fiscal year.

For fiscal 2012, the Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for re-elected non-employee directors provides that each non-employee director who is initially appointed or elected to the board receives an initial restricted stock unit award covering 16,666 shares, which shares will vest in two equal annual installments upon the completion of each year of board service. Also, each non-employee director elected at an annual meeting of shareholders who has served as a non-employee director for at least six months prior to the election date receives an annual restricted stock unit award covering 10,000 shares, which shares will fully vest upon the completion of one year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director leaves the board.

On December 7, 2011, at the last annual meeting of shareholders, each of the non-employee directors then serving was re-elected to the Board of Directors. Pursuant to a pre-existing policy adopted by the Board, each of these directors received a restricted stock unit award covering 10,000 shares since each such director had served as a non-employee director for at least six months prior to that election date. In each case, the shares subject to these restricted stock unit awards vest in full upon the completion of one year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors.

Fiscal 2012 Total Director Compensation

The following table provides information as to compensation for services of the non-employee directors during fiscal 2012.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (5)	Option Awards ($) (6)	All Other Compensation ($)	Total ($)
Carol A. Bartz	$105,000	(2)	$187,500	—	—	$292,500
Marc Benioff (1)	—		—	—	—	—
M. Michele Burns	$119,000		$187,500	—	—	$306,500
Michael D. Capellas	$107,000	(2)	$187,500	—	$1,977,290(4)	$2,271,790
Larry R. Carter	$95,000	(2)	$187,500	—	—	$282,500
Brian L. Halla	$91,000	(2)	$187,500	—	—	$278,500
Dr. John L. Hennessy	$97,000		$187,500	—	—	$284,500
Dr. Kristina M. Johnson (1)	—		—	—	—	—
Richard M. Kovacevich	$118,000		$187,500	—	—	$305,500
Roderick C. McGeary	$136,000		$187,500	—	—	$323,500
Arun Sarin	$105,000		$187,500	—	—	$292,500
Steven M. West	$148,000	(2)	$187,500	—	—	$335,500
Jerry Yang	$99,000	(3)	$187,500	—	—	$286,500

(1)	Mr. Benioff and Dr. Johnson were appointed to the Board of Directors after the completion of fiscal 2012 and did not receive any compensation for fiscal 2012.

(2)

Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on December 7, 2011, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz, Mr. Capellas, Mr. Carter and Mr. Halla each received 3,949 shares with a value of $74,992, and Mr. West received 987 shares with a value of $18,743, each based on the closing share price of Cisco common stock on December 7, 2011.

(3)

Includes the value of fully vested deferred stock units received in lieu of all or a specified portion of the non-employee director’s regular annual cash retainer based on the fair market value of the underlying shares on December 7, 2011, the date the regular annual cash retainer would otherwise have been paid. Based on his prior election, Mr. Yang received 3,949 deferred stock units with a value of $74,992 based on the closing share price of Cisco common stock on December 7, 2011.

(4)

Represents amounts earned by Mr. Capellas and paid or payable by VCE for services rendered in all capacities to VCE during Cisco’s fiscal 2012, including VCE base salary, a bonus under the VCE fiscal 2011 bonus plan for the second half of VCE’s fiscal 2011, a discretionary cash bonus for VCE’s fiscal 2011 and a bonus under a VCE fiscal 2012 short-term cash bonus plan for the first half of VCE’s fiscal 2012. Mr. Capellas currently serves as the Chairman of the Board of VCE. For a further description of VCE, see “Certain Transactions with Related Persons” on page 60 below.

Mr. Capellas’ annual base salary during VCE’s fiscal 2011 was $600,000 and was increased to $700,000 for VCE’s fiscal 2012. Mr. Capellas’ cash bonus for VCE’s fiscal 2011 had a target of $900,000 and a maximum of twice the target amount, based on the attainment of VCE financial and operational goals. In addition, VCE paid Mr. Capellas a $600,000 discretionary cash bonus for VCE’s fiscal 2011. Mr. Capellas’ cash bonus under a VCE short-term cash bonus plan for VCE’s fiscal 2012 has a target of $500,000 and a maximum of twice the target amount, based on the attainment of VCE financial and operational goals. Mr. Capellas’ cash bonus under a second VCE short-term cash bonus plan for VCE’s fiscal 2012 has a target (and maximum) of $500,000 based on the attainment of individual goals. In addition, Mr. Capellas participates in VCE’s 2012 long-term cash incentive plan and is eligible to receive an award with a target value of $3,000,000, which award will fully vest on the fifth anniversary of the award approval with the opportunity for performance accelerated vesting. Accelerated vesting of up to one-third of the award (with a maximum of twice that amount in each year) in each of the three VCE fiscal years 2012-2014 based on actual achievement against established financial and/or operational performance objectives is possible. The actual value of the award upon vesting will be dependent upon VCE performance relative to the established targets.

(5)

The amounts in the Stock Awards column represent the aggregate grant date fair values using an annualized dividend yield based on the per share dividends declared by its Board of Directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of restricted stock unit awards issued pursuant to the 2005 Stock Incentive Plan. The grant date fair value of the restricted stock unit award granted on December 7, 2011 to each non-employee director re-elected on that date was $187,500. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested restricted stock units held by each non-employee director as of July 28, 2012, see the column “Unvested Restricted Stock Units Outstanding” in the table below.

(6)

No stock options were awarded to non-employee directors in fiscal 2012. For information regarding the number of outstanding stock options held by each non-employee director as of July 28, 2012, see the column “Stock Options Outstanding” in the table below.

The non-employee directors held the following numbers of stock options and unvested restricted stock units as of July 28, 2012.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Ms. Bartz	90,000	10,000
Mr. Benioff	—	—
Ms. Burns	120,000	10,000
Mr. Capellas	80,000	10,000
Mr. Carter	214,000	10,619
Mr. Halla	65,000	10,000
Dr. Hennessy	90,000	10,000	*
Dr. Johnson	—	—
Mr. Kovacevich	100,000	10,000
Mr. McGeary	70,000	10,000	*
Mr. Sarin	—	10,000	*
Mr. West	50,000	10,000
Mr. Yang	90,000	10,000	*

*	At the non-employee director’s election, the settlement of any vested shares underlying this award is deferred until after the non-employee director leaves the board.

Non-Employee Director Stock Ownership

Cisco’s Corporate Governance Policies include stock ownership guidelines for non-employee directors, which were approved in the current form in July 2008. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director leaves the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan.

For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2012 annual cash retainer, please see the table above entitled “Director Compensation” and the accompanying footnotes.

Fiscal 2013 Director Compensation

Pursuant to the pre-existing policy adopted by the Board of Directors prior to the appointments of Mr. Benioff and Dr. Johnson, in connection with their appointments to the Board of Directors on August 1, 2012, each of these new non-employee director received a pro rata annual retainer of $23,110 and a restricted stock unit award covering 16,666 shares, which shares will vest in two equal annual installments upon the completion of each year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. The initial restricted stock unit awards for Mr. Benioff and Dr. Johnson were granted on September 12, 2012 and the grant date fair value of such awards was $18.24 per share. If elected at the 2012 annual meeting, pursuant to the pre-existing policy, Mr. Benioff and Dr. Johnson will not receive the annual equity grant for re-elected non-employee directors because they had not served as non-employee directors for at least six months prior to the election date.

The Compensation Committee, having been advised by FWC, recommended modifications to compensation for non-employee directors. On August 1, 2012, the Board of Directors approved the following modifications to be effective as of the 2012 annual meeting:

•	The cash annual retainer fee for serving as chair of the Compensation Committee was increased from $15,000 to $20,000.

•

The initial equity grant for non-employee directors will consist of a restricted stock unit award covering shares of Cisco common stock with a fair market value equal to a pro rata portion of $190,000 based on the portion of the year of the new non-employee director’s board service. The restricted stock unit award will fully vest upon the annual meeting of shareholders following the new non-employee director’s appointment or election. As described above, these initial equity grants are not applicable for Mr. Benioff or Dr. Johnson.

•

The annual equity grant for re-elected non-employee directors will consist of a restricted stock unit award covering shares of Cisco common stock with a fair market value equal to $190,000, which shares will fully vest upon the completion of one year of board service. Because of the proration of the initial equity grants, there will be no requirement that a non-employee director elected at an annual meeting of shareholders serve as a non-employee member of the Board of Directors for at least six months prior to the election date to be eligible to receive this annual restricted stock unit award. However, as described above, these annual equity grants for the 2012 annual meeting will not be applicable for Mr. Benioff or Dr. Johnson.

In addition to the vesting described above, the shares subject to the restricted stock units for non-employee directors will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director leaves the board.

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation Committee, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE EXECUTIVE INCENTIVE PLAN

At the 2012 annual meeting, Cisco is requesting that shareholders approve, as a whole, the amendment and restatement of the Cisco Systems, Inc. Executive Incentive Plan, which amendment and restatement was adopted by the Compensation Committee of the Board on August 1, 2012, subject to shareholder approval and is effective commencing with fiscal 2013. Code Section 162(m) requires that the shareholders approve the material terms of the EIP at least every five years. Therefore, the Company is asking shareholders to approve the EIP in order to satisfy Code Section 162(m). The EIP was most recently approved by shareholders at the 2007 annual meeting. As proposed for approval and with the exception of three new performance conditions (operating cash flow, operating expenses and total shareholder return), the EIP is substantially the same as the version approved by shareholders in 2007.

Purpose of the Request for Approval

The Board believes that a well designed incentive compensation plan for the managers of Cisco is a significant factor in improving operating and financial performance of Cisco, thereby enhancing shareholder value. Important elements of such a plan include:

•	pre-established goals and objectives for each performance period;

•	objective, measurable factors bearing on reported financial results and other metrics as the basis for any payments made under the plan; and

•	administrative oversight of the plan by the Compensation Committee.

The Board also believes that all amounts paid pursuant to such a plan should be deductible as a business expense of Cisco. Code Section 162(m) limits the deductibility of bonuses paid to Cisco’s CEO and certain other executive officers, unless the plan under which they are paid meets specified criteria, including shareholder approval.

Briefly, with respect to the EIP, Code Section 162(m) requires:

•	bonuses to be paid pursuant to an objective formula;

•	certification by the Compensation Committee that the performance goals in the formula have been satisfied; and

•	that the shareholders of Cisco have approved the material terms of the EIP which include:

•	the eligible participants;

•	the individual bonus limit; and

•	the objective performance goals under the heading “Maximum Bonus and Payout Criteria” below;

to ensure performance-based bonuses are fully deductible.

The Board believes the adoption of the EIP to be in the best interest of shareholders and recommends approval with respect to covered employees and executive officers. If the EIP is not approved by Cisco’s shareholders, commencing with fiscal 2013, bonuses shall no longer be paid to covered employees or executive officers under the EIP.

The summary of the EIP provided above is a summary of the principal features of the EIP. This summary, however, does not purport to be a complete description of all of the provisions of the EIP. It is qualified in its entirety by reference to the full text of the EIP. A copy of the EIP has been filed with the SEC with this Proxy Statement, and any shareholder who wishes to obtain a copy of the EIP may do so by written request to the Secretary at Cisco’s headquarters in San Jose, California.

Purpose of the EIP

The purpose of the EIP is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain objective performance goals related to the performance of Cisco and its affiliates. In accordance with Cisco’s compensation policy that cash compensation should vary with company performance, a substantial part of each executive’s total cash compensation may be tied to Cisco’s performance by way of performance-based bonuses under the EIP.

Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, Cisco cannot guarantee that the awards under the EIP to covered employees will qualify for exemption under Code Section 162(m). However, the intention of Cisco and the Compensation Committee is to administer the EIP in compliance with Code Section 162(m) with respect to covered employees or participants who may become covered employees. If any provision of the EIP does not comply with the requirements of Code Section 162(m), then such provision will be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other participants, the EIP may be operated without regard to the constraints of Code Section 162(m).

Participants

Individuals eligible for EIP awards are officers and key employees of Cisco (as determined by the Compensation Committee), which include Cisco’s covered employees and executive officers. Each executive officer has an interest in Proposal No. 2. The number of key employees who will participate in the EIP as amended and restated and the amount of EIP awards are not presently determinable.

Administration

The EIP will be administered by the Compensation Committee, which will have the authority to interpret the EIP, to establish performance targets and to establish the amounts of awards payable under the EIP. Other than with respect to awards to participants who are covered employees or executive officers, the Compensation Committee may delegate, in whole or in part, its administrative authority under the EIP.

Maximum Bonus and Payout Criteria

Bonus payments under the EIP may be made in cash only. The payment to each participant is based on an individual bonus target for the performance period set by the Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Code Section 162(m): (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales, (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; (xxxi) customer satisfaction and/or (xxxii) total shareholder return, each with respect to Cisco and/or one or more of its affiliates or operating units. See “Compensation Discussion and Analysis—Variable Cash Incentive Awards” for the performance conditions and objectively verifiable adjustments pre-established by the Compensation Committee for awards payable under the EIP for fiscal 2012 to current and future covered employees and executive officers. The bonus payable to a participant who is not a covered employee may also be based on other factors (including subjective factors). A performance period is any period up to 36 months in duration. The performance period(s) individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and, with respect to covered employees, must be adopted no later than the latest time permitted by the Code in order for bonus payments pursuant to the EIP to be deductible under Code Section 162(m).

The actual amount of future bonus payments under the EIP is not presently determinable. However, the EIP provides that the maximum amount of any Awards that can be paid under the Plan to any Participant during any performance period is $10,000,000. Further, the Compensation Committee, in its sole discretion, may reduce or eliminate the amount of a participant’s bonus under the EIP to an amount below the amount otherwise payable pursuant to the EIP formula. With respect to EIP awards to participants who are not subject to Code Section 162(m), the Compensation Committee may use its discretion to increase the amount otherwise payable under the EIP award.

Payment of Awards

The payment of a bonus for a given performance period generally requires the participant to be employed by Cisco as of the date the bonus is paid. Prior to the payment of any bonus under the EIP to covered employees, the Compensation Committee must make a determination, certified in writing, that the conditions to payment for the applicable performance period have been satisfied. The payment of bonuses under the EIP must be made in cash and occur within a reasonable period of time after the end of the applicable performance period but may occur sooner with respect to EIP awards to participants who are not subject to the limitations of Code Section 162(m). Payment of bonuses under the EIP may also be deferred for payment at a future date under the terms of the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation—Fiscal 2012” table below).

Term and Amendment of EIP

The EIP first became available for performance periods beginning in fiscal 2008 and the EIP as amended and restated will become available for performance periods beginning in fiscal 2013. The EIP does not have a fixed termination date and may be terminated by the Compensation Committee at any time, provided that such termination will not affect the payment of any award accrued prior to the time of termination. The Compensation Committee may amend or suspend, and reinstate, the EIP at any time, provided that any such amendment or reinstatement shall be subject to shareholder approval if required by Code Section 162(m), or any other applicable laws, rules or regulations.

Further discussion of the EIP is contained above under the heading “Compensation Discussion and Analysis—Variable Cash Incentive Awards.” Bonuses under the EIP are subject to the Cisco’s compensation recoupment policy, which is described in the section entitled “Compensation Discussion and Analysis—Compensation Philosophy and Objectives.”

The summary of the EIP provided above is a summary of the principal features of the EIP. This summary, however, does not purport to be a complete description of all of the provisions of the EIP. It is qualified in its entirety by reference to the full text of the EIP. A copy of the EIP has been filed with the SEC with this Proxy Statement, and any shareholder who wishes to obtain a copy of the EIP may do so by written request to the Secretary at Cisco’s headquarters in San Jose, California.

New Plan Benefits

All awards to executive officers are based on actual performance in future periods and are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the EIP are not determinable at this time. We have therefore not included a table that reflects such awards.

Federal Income Tax Consequences

Subject to the approval by the shareholders of the proposal described herein, the Company will be entitled to a deduction equal to the amount of income recognized by the recipient of a performance bonus. However, if the proposal is not approved by shareholders and the Compensation Committee implements alternative methods of paying bonuses in lieu of the EIP commencing in fiscal 2013, the future deductibility by the Company of any such bonuses may be limited by Code Section 162(m).

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record, how to vote in order for your vote to be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the approval of the amendment and restatement of the EIP with respect to the covered employees and executive officers.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, Cisco shareholders are entitled to cast an advisory vote to approve the compensation of Cisco’s named executive officers. The shareholder vote is an advisory vote only and is not binding on Cisco or its Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Executive compensation is an important matter for our shareholders. The core of Cisco’s executive compensation philosophy and practice continues to be to pay for performance. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the Compensation Discussion and Analysis (“CD&A”), the compensation tables and the narrative discussion set forth on pages 34 to 58 of this Proxy Statement for additional details on Cisco’s executive compensation program.

The compensation of our named executive officers is consistent with our pay for performance philosophy as follows:

•

In fiscal 2012, Cisco began to see the results of its plan to simplify and focus its operational model with revenue growth of 7% as well as a record year in revenue and earnings per share. We exceeded our variable cash incentive award performance goals and our total shareholder return for fiscal 2012 relative to the S&P 500 Information Technology Index significantly improved. Based on such performance, the Compensation Committee awarded cash incentive awards under the EIP (see Proposal No. 2). Although the value of the performance-based long-term equity incentive awards for the first performance period was above target, the amount ultimately earned will not be known until the end of the three-year performance period. The value of the total direct compensation granted for fiscal 2012 is slightly below the median of our Updated Peer Group for the CEO and generally between the median and the 75th percentile for the other named executive officers.

•

For fiscal 2013, each named executive officer’s target variable cash incentive award and 75% of long-term equity incentive awards (100% for the CEO) will continue to be determined based on the achievement of financial performance goals over a one- and three-year performance period, respectively. Further, to align executive compensation with shareholder return, one-half of the performance-based long-term equity incentive awards earned will continue to be based on Cisco’s total shareholder return relative to the S&P 500 Information Technology Index.

We are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders approve the compensation of Cisco’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables and narrative discussion.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR approval of the non-binding advisory resolution to approve executive compensation.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Cisco’s independent registered public accounting firm for the fiscal year ending July 27, 2013. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

PwC has audited Cisco’s consolidated financial statements annually since Cisco’s 1988 fiscal year. Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PwC for professional services rendered for the fiscal years ended July 28, 2012 and July 30, 2011:

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees
Audit Fees	$16,710,000	$15,505,000
Audit-Related Fees	2,260,000	1,385,000
Tax Fees	3,935,000	7,380,000
All Other Fees	1,165,000	55,000

Total Fees	$24,070,000	$24,325,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $3,790,000 and $7,301,000 in fiscal 2012 and fiscal 2011, respectively. All other tax fees were $145,000 and $79,000 in fiscal 2012 and fiscal 2011, respectively.

All Other Fees.    Consists of fees for professional services other than the services reported above, including permissible business process advisory and consulting services, and the translation of filings. On August 22, 2011, PwC acquired PRTM Management Consulting (“PRTM”), a consulting firm that Cisco had been using prior to the acquisition. Fiscal 2012 fees include $1,055,000 paid to PwC for permissible services performed by PRTM after the acquisition. Completion of these non-recurring services is expected in early fiscal 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PwC to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 27, 2013.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York 11021, a beneficial owner of more than 400 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

Proposal 5—Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at four major U.S. companies in 2011.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI Ratings, an independent research firm, rated our company for concern on executive pay with $12 million for our CEO John Chambers. Our two member executive pay committee included Roderick McGeary who was negatively flagged by GMI Ratings for board membership at BearingPoint, Inc. as it went bankrupt. Our Lead Director, Carol Bartz, was on the New York Stock Exchange board during the lavish-pay tenure of former CEO “Dick” Grasso.

John Hennessy was on our Nomination Committee although he received by far our highest negative votes—8-times the negative votes received by some of our other directors. Richard Kovacevich, who received our second highest negative votes, was another member of our 3-person Nomination Committee.

Two of our directors were inside related and three directors had long tenure of 12 to 19 years. Being inside related and having long tenure can negatively impact a director’s independence at the expense of shareholders. Steven West had 16-years long tenure and nonetheless chaired our Audit Committee.

Please encourage our board to respond positively to this proposal for an Independent Board Chairman—Proposal 5.

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

The Board of Directors believes that it should maintain flexibility to set Cisco’s Chairman and board leadership structure as it deems appropriate from time to time. Effective corporate governance is not merely a “one size fits all” approach, and we believe it is not in the best interest of our shareholders to place arbitrary constraints on the Board of Directors’ ability to determine a leadership structure that will work best given the complex dynamics of the Board of Directors, senior management and other factors at any particular time. In particular, as corporate governance experts have recognized, a strong, empowered and independent Lead Independent Director, such as Cisco has, fulfills the goals espoused by those who want to arbitrarily separate the roles of Chairman and CEO. In our view, the decision of who should serve in the role of Chairman, and whether the role should be filled by an independent or a non-independent director, at any given time should be the responsibility of the Board of Directors, rather than be dictated by a rigid rule that assumes that the same leadership structure would work best at all times. Departing from Cisco’s current policy of permitting a non-independent director to serve as Chairman would limit the Board’s ability to select the director it believes is best suited to serve as Chairman based on the circumstances at the time.

The Board of Directors believes that it is currently in the best interest of Cisco and its shareholders for Mr. Chambers to serve as both CEO and Chairman, and that the role of Chairman and CEO, together with the role of the Lead Independent Director and Cisco’s other strong corporate governance policies and practices, provides an appropriate balance in Cisco’s leadership. As discussed under “Proposal No. 1—Election of Directors—Board Leadership Structure” above, in light of Mr. Chambers’ knowledge of Cisco and our industry, and his experience successfully navigating Cisco through both strong and challenging periods, his ability to speak as Chairman and CEO provides strong unified leadership for Cisco. His selection as our Chairman is counterbalanced by the following features of Cisco’s corporate governance structure:

•

Lead independent director.    The role given to the Lead Independent Director helps ensure a strong independent and active Board of Directors. Our Lead Independent Director is elected by and from the independent board members, and each term of service in the Lead Independent Director position is one year. As further described in our corporate governance policies and under “Proposal No. 1—Election of Directors—Board Leadership Structure” above, the Lead Independent Director has clearly delineated and comprehensive duties. These duties include: the authority to call meetings of the independent directors; presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors; serving as principal liaison between the independent directors and the Chairman and CEO; reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to the Board (including the quality, quantity and timeliness of such information); and being available, as appropriate, for consultation and direct communication with major shareholders.

•	Over two-thirds independent Board. Currently, over 75% of the members of our Board of Directors are independent.

•

Fully-independent key committees.    All members of the key board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee—are independent.

•

Established corporate governance guidelines.    Cisco maintains strong corporate governance policies and practices. Key information regarding Cisco’s corporate governance initiatives can be found on our website, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of the website at investor.cisco.com.

We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, as well as the robust duties of our Lead Independent Director position, empower our independent directors to effectively oversee Cisco’s management and provide an effective and appropriately balanced board governance structure. We believe that the interests of our shareholders will best be served by maintaining the Board of Directors’ flexibility in the selection process of the Chairman position and the board leadership structure from time to time.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL

Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of 1,000 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

Proposal to Report on Conflict Minerals in the Cisco Supply Chain

WHEREAS, our company’s primary source of revenue is from the sale of hardware containing materials derived from so-called “conflict minerals” as defined by the Dodd-Frank Wall Street Reform Act (Dodd-Frank), Section 1502: Cassiterite, Colton, Wolframite, and Gold;

WHEREAS, one of the largest producers of those same minerals is the Democratic Republic of Congo (DRC);

WHEREAS, Cisco states that revenue from sales of products made with “conflict minerals” —such as those mined in the Democratic Republic of Congo— “ends up prolonging the conflict, leading to death, human rights abuses and environmental destruction;”

WHEREAS, the ongoing violence is estimated to have claimed more than 6 million lives since 19981;

WHEREAS the United Nations reports that tens of thousands of Congolese women and girls are raped each month2;

WHEREAS, an estimated 45,000 Congolese are killed each month in the DRC conflict zone;

WHEREAS, Dodd-Frank Section 1502, requires companies to disclose whether any of the four “conflict minerals” in their products originate in the DRC, or adjoining countries, under what conditions the minerals were mined, and measures taken to exercise due diligence on the sources of the minerals and supply chain;

WHEREAS, the relevant sections of Dodd-Frank had yet to be implemented as of June 15, 2012, even though Dodd-Frank stipulated that the Securities Exchange Commission (SEC) had no more than 270 days from July 21, 2010 to implement the law with implementing regulations.

THEREFORE, BE IT RESOLVED, that shareholders request that management undertake a study to determine the feasibility and costs of eliminating from our supply chain all conflict minerals from which revenue or extraction processes substantially prolong conflict, leading to death, human rights abuses and environmental destruction. Such report shall also assess the risks to the company of continuing to utilize such materials.

The results of the study shall be published on the corporate website no later than July 21, 2013.

SUPPORTING STATEMENT

Dodd Frank Section 1502 was intended to provide shareholders with basic information on conflict minerals utilized in a company’s business, as well as the company’s diligence at ascertaining related facts. The proponent intends for the study conducted under this proposal to provide shareholders with complementary information on the risks associated with the use of those conflict minerals, as well as the relative costs associated with eliminating problematic sources and materials.

Rigorous implementation of human rights standards throughout our supply chain could result in: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, as well as reduced risk of adverse regulatory action, negative publicity, divestment campaigns, and lawsuits.

We therefore urge you to vote FOR this proposal.

[1]	http://www.rescue.org/sites/default/files/migrated/resources/2007/2006-7_congomortalitysurvey.pdf
[2]	http://www.nytimes.com/2011/05/12/world/africa/12congo.html

Cisco’s Statement in Opposition to Proposal No. 6

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco is committed to sourcing components and materials from companies that share our values concerning human rights, ethics and environmental responsibility. Since 2009 we have been actively involved in industry initiatives focused on eliminating from our supply chain minerals from sources that are not “conflict free”. In addition, we have developed specific policies toward conflict-free minerals sourcing, we have communicated these policies with our suppliers, and we have integrated responsible minerals sourcing into our Supplier Code of Conduct. In light of these efforts and our long-standing commitment to sourcing minerals in a manner that respects human rights, we believe that conducting the study called for in the proposal would result in a misuse of management time and company resources.

We have long supported an industry-wide approach to addressing corporate social responsibility (CSR) issues pertaining to our supply chain because we believe that an industry-wide approach allows for more strategic, holistic and lasting changes than are possible for any individual company to achieve. Our participation in this industry-wide solution effort has been primarily through our leadership role in the Electronic Industry Citizenship Coalition (EICC). Cisco is an active member of the EICC and has been instrumental in the organization’s expansion as well as the development of the EICC Supplier Code of Conduct which specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, nondiscrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws.

In addition, Cisco is playing an active role in the EICC Extractives Work Group. Launched two years before the Dodd-Frank Act was passed in 2010, this group is tasked with examining in-depth the production and manufacturing process for minerals that are most abundant in electronics, including the four that have been identified as so-called “conflict minerals” in the Dodd-Frank Act: cassiterite (i.e. tin), columbite-tantalite (coltan) (i.e. tantalum), wolframite (i.e. tungsten), gold, or their derivatives. For each of the key minerals, the EICC helped facilitate discussions among stakeholders throughout their respective supply chains regarding the challenges involved in tracing the minerals through each stage in the production and manufacturing process, and facilitated agreement among these parties to create a responsible sourcing certification process focused on smelters around the world. To date, the resulting EICC program has completed several smelter audits, and the EICC is continuing to drive a further rollout of this program.

In parallel to our industry-wide activities, we have engaged key suppliers in our supply chain to develop an understanding of the programs they currently have in place to track the source of minerals used in their products. We also have asked suppliers to support the EICC responsible sourcing certification program under development by joining the EICC Extractives Work Group.

We require our suppliers to review and commit to Cisco’s Supplier Code of Conduct, which is based on the EICC Supplier Code of Conduct and which, since April 2012, has included requirements concerning conflict minerals and responsible sourcing. Our Supplier Code of Conduct requires that suppliers have a policy to reasonably assure that the tantalum, tin, tungsten and gold in the products they manufacture does not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the Democratic Republic of the Congo or an adjoining country. Our Supplier Code of Conduct further requires suppliers to exercise due diligence on the source and chain of custody of these minerals and make their due diligence measures available upon request. Suppliers will also be responsible for passing the same requirements onto their suppliers.

Although the final regulations to implement the Dodd-Frank conflict minerals legislation do not require a disclosure report until May 2014 (for the 2013 calendar year), we already have developed a policy concerning conflict minerals which not only requires suppliers to commit to our Supplier Code of Conduct but also sets forth our overall approach to establishing validated, conflict-free sourcing of regulated materials. The policy document can be located on our website at http://www.cisco.com/web/about/citizenship/environment/docs/conflict_minerals_policy.pdf. As described in the policy document, to establish validated, conflict-free sourcing of regulated materials, we intend to utilize a three-part process consisting of tracing minerals to the smelter, developing and implementing validation criteria for conflict-free smelters, and producing reports.

Cisco was actively engaged on the conflict minerals issue well before the Dodd-Frank Act was signed into law in 2010, and we remain proactive both at a company level and within the industry. Because we continue to support and participate in the EICC’s industry-wide approach to addressing this issue, because we have developed our own specific policies regarding conflict-free sourcing, and because we are encouraging our suppliers to follow the same approach with respect to their suppliers, we believe that the study called for in the proposal would result in an unnecessary use of Cisco management time and company resources. We believe that the interest of our shareholders will best be served by continuing to focus our efforts on conflict-free sourcing.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 6.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 28, 2012 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s CEO, Chief Financial Officer (“CFO”) and the three most highly compensated executive officers (other than the CEO and CFO) named in the table entitled “Summary Compensation Table” below (the “named executive officers”), and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 28, 2012 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 28, 2012, including, but not limited to, upon the exercise of options or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares outstanding as of July 28, 2012 that were exercisable on or within 60 days after July 28, 2012, and references to restricted stock units in the footnotes of the table below include only restricted stock units outstanding as of July 28, 2012 that would vest and could settle on or within 60 days after July 28, 2012. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,297,772,351 shares of common stock outstanding on July 28, 2012 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 28, 2012.

Name	Number of Shares Beneficially Owned	Percent Owned
BlackRock, Inc., et al (1)	275,398,019	5.2%
Carol A. Bartz (2)	276,754	*
Marc Benioff	—	*
M. Michele Burns (3)	169,608	*
Frank A. Calderoni (4)	1,663,998	*
Michael D. Capellas (5)	123,679	*
Larry R. Carter (6)	300,813	*
John T. Chambers (7)	8,708,510	*
Wim Elfrink (8)	2,376,782	*
Brian L. Halla (9)	127,850	*
Dr. John L. Hennessy (10)	146,782	*
Dr. Kristina M. Johnson	—	*
Richard M. Kovacevich (11)	188,869	*
Robert W. Lloyd (12)	2,050,901
Roderick C. McGeary (13)	132,000	*
Gary B. Moore (14)	1,551,760	*
Arun Sarin (15)	27,395	*
Steven M. West (16)	89,719	*
Jerry Yang (17)	187,478	*
All executive officers and directors as a group (22 Persons) (18)	23,707,509	*

*	Less than one percent.

(1)

Based on information set forth in a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. and certain related entities. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)	Represents 184,126 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 90,000 shares.

(3)	Includes 6,904 shares subject to fully vested deferred stock units and options to purchase 120,000 shares.

(4)	Includes options to purchase 1,345,083 shares and 125,087 shares subject to restricted stock units.

(5)	Represents 43,679 shares held by a limited liability company of which Mr. Capellas is the sole managing member and options to purchase 80,000 shares.

(6)

Includes 61,832 shares held by the Carter Revocable Trust dated October 18, 1994, 3,400 shares held by the Carter Living Trust, options to purchase 214,000 shares and 619 shares subject to restricted stock units.

(7)

Includes 466,835 shares held in grantor retained annuity trusts, 91,075 shares held in trusts for the benefit of Mr. Chambers’ children, options to purchase 5,656,250 shares and 215,700 shares subject to restricted stock units.

(8)	Includes options to purchase 2,192,549 shares and 155,269 shares subject to restricted stock units.

(9)	Includes 15,717 shares held by a family trust, 32,128 shares held by family limited partnerships, 13,205 shares subject to fully vested deferred stock units and options to purchase 65,000 shares.

(10)	Represents 28,846 shares held by the Hennessy 1993 Revocable Trust, 27,936 shares subject to fully vested deferred stock units and options to purchase 90,000 shares.

(11)	Includes 84,455 shares held by the Richard & Mary Jo Kovacevich 2001 Trust, 49 shares held by Mr. Kovacevich’s spouse and options to purchase 100,000 shares.

(12)	Includes 63,803 shares held by a trust, 3,298 shares held by his children, options to purchase 1,845,990 shares and 132,999 shares subject to restricted stock units.

(13)	Includes 20,000 shares subject to fully vested deferred stock units and options to purchase 70,000 shares.

(14)	Includes 20,625 shares subject to fully vested deferred stock units, options to purchase 1,261,873 shares and 124,075 shares subject to restricted stock units.

(15)	Represents 729 shares held by a family trust and 26,666 shares subject to fully vested deferred stock units.

(16)	Includes 35,619 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 50,000 shares.

(17)

Represents 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 31,507 shares held in the Jerry Yang 1996 Revocable Trust, 30,978 shares subject to fully vested deferred stock units and options to purchase 90,000 shares.

(18)	Includes 203,814 shares subject to fully vested deferred stock units, options to purchase 17,533,638 shares and 1,117,422 shares subject to restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cisco’s officers and directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2012.

Equity Compensation Plan Information

The following table provides information as of July 28, 2012 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans.

The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan, the Cisco Systems, Inc. 1996 Stock Incentive Plan (“1996 Stock Incentive Plan”), and the Cisco Systems, Inc. Employee Stock Purchase Plan and its sub-plan, the International Employee Stock Purchase Plan (together, the “Employee Stock Purchase Plan”).

The category “Equity compensation plans not approved by security holders” in the table below consists of the 1997 Supplemental Stock Incentive Plan (“Supplemental Plan”), the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan (“SA Acquisition Plan”) and the Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan (“WebEx Acquisition Plan”). The SA Acquisition Plan and the Webex Acquisition Plan were adopted in connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., respectively, in accordance with applicable NASDAQ listing standards. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	626,709,085	(3)	$22.95	305,284,825	(4)
Equity compensation plans not approved by security holders	6,724,347	(5)(6)	$28.62	—

Total	633,433,432	(7)	$23.02	305,284,825	(8)

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan.

(2)

The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units and performance restricted stock units (“PRSUs”) have no exercise price.

(3)	Includes 123,405,889 shares subject to outstanding restricted stock units and 2,019,517 shares issuable under outstanding PRSUs based on an assumed target performance.

(4)

Includes shares available for future issuance under the Employee Stock Purchase Plan. As of July 28, 2012, as reported in Cisco’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012, an aggregate of 87,022,326 shares of common stock were available for future issuance under this purchase plan, including shares subject to purchase during the current purchase period. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) or upon the settlement of a dividend equivalent will reduce the shares reserved by 1.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may elect to receive fully vested shares of common stock (or restricted stock units that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. See also footnote 5 below.

(5)

Includes outstanding options to purchase 437,770 shares of common stock under the Supplemental Plan, outstanding options to purchase 5,132,611 shares of common stock under the SA Acquisition Plan, and outstanding options and stock appreciation rights with respect to 1,112,440 shares of common stock under the WebEx Acquisition Plan. Also includes 41,526 shares subject to restricted stock units. Shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that are forfeited or are terminated for any other reason before being exercised or settled become available for reuse under the 2005 Stock Incentive Plan.

(6)

Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 28, 2012, a total of 11,892,890 shares of common stock were issuable upon exercise of outstanding options and 3,098,712 shares were issuable upon the vesting of restricted stock units under those other assumed arrangements. The weighted average exercise price of those outstanding options is $8.26 per share. No additional awards may be granted under those assumed arrangements.

(7)

As of July 28, 2012, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012 were 519,859,390 shares, which included 11,892,890 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote (6) above.

(8)

As of July 28, 2012, 218,262,499 shares and 87,022,326 shares were available for future issuance under the 2005 Stock Incentive Plan and the Employee Stock Purchase Plan, respectively, as reported in Cisco’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

The 1997 Supplemental Stock Incentive Plan

The Supplemental Plan expired on December 31, 2007 and Cisco can no longer make equity awards under the Supplemental Plan. Officers and members of Cisco’s Board of Directors were not eligible to participate in the Supplemental Plan. Nine million shares were reserved for issuance under the Supplemental Plan.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., Cisco adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. Since November 15, 2007, Cisco no longer makes stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan. Shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that are forfeited or are terminated for any other reason before being exercised or settled become available for reuse under the 2005 Stock Incentive Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes Cisco’s compensation program for its named executive officers. Cisco’s named executive officers for fiscal 2012 are the CEO, the CFO, and the three most highly compensated executive officers (other than the CEO and CFO), who were serving as executive officers at the end of fiscal 2012. The named executive officers are John T. Chambers, Chairman and CEO; Frank A. Calderoni, Executive Vice President, CFO; Gary B. Moore, Executive Vice President, Chief Operating Officer; Robert W. Lloyd, Executive Vice President, Worldwide Operations; and Wim Elfrink, Executive Vice President, Emerging Solutions and Chief Globalisation Officer.

In this Compensation Discussion and Analysis, we first provide an Executive Summary with highlights of the full CD&A. Next, we cover Cisco’s Compensation Philosophy and Objectives on pages 36 and 37. We then discuss the Compensation Process the Compensation Committee follows in deciding how to compensate Cisco’s named executive officers beginning on page 38, and provide a brief overview of the Compensation Components and Targets of Cisco’s compensation program on page 39. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the named executive officers’ Fiscal 2012 Compensation starting on page 40 and, to the extent that it is pertinent to a fair understanding of fiscal 2012 compensation, the Compensation Committee’s Fiscal 2013 Compensation Approach on page 45.

Executive Summary

•	Cisco’s Fiscal 2012 Financial Performance and Executive Compensation

In fiscal 2012, Cisco began to see the results of its plan to simplify and focus its operational model with a record year in revenue and earnings per share. Cisco’s revenue increased 7%, operating income increased 31%, operating cash flow increased 14% and earnings per share increased 27% from fiscal 2011. In addition, total shareholder return (“TSR”) based on 30 trading day averages improved in fiscal 2012, and Cisco ranked at the 73rd percentile of the companies that comprise the S&P 500 Information Technology Index. Cisco’s quarterly cash dividend for each of Cisco’s first and second quarters in fiscal 2012 was $0.06 per share and for each of Cisco’s third and fourth quarters in fiscal 2012 was $0.08 per share. Cisco also increased its quarterly cash dividend by 75% to $0.14 per share for the first quarter of fiscal 2013.

Set forth below are tables that display Cisco’s financial performance and the cash incentive compensation, grants of time-based restricted stock units and PRSUs, and total direct compensation (annual base salary, variable cash incentive awards and long-term, equity-based incentive awards) for each named executive officer for fiscal 2012 as compared to fiscal 2011 and fiscal 2010. Cisco’s variable cash incentive awards for the named executive officers are determined and paid under the EIP. At the beginning of fiscal 2012, Cisco granted to executive officers (other than the CEO) approximately 25% of their target value of long-term, equity-based incentive awards for fiscal 2012 as restricted stock units with time-based vesting and approximately 75% of such target value as restricted stock units based on the achievement of three-year financial performance goals. Cisco granted to the CEO 100% restricted stock units based on the achievement of financial performance goals. The value of these equity awards was targeted at the median of the Initial Peer Group.

Cisco’s Fiscal 2012 Financial Performance Compared to Fiscal 2011 and Fiscal 2010

	Fiscal 2010	Fiscal 2011	Fiscal 2012
Worldwide Revenue Under the EIP* (in billions)	$39.6	$43.2	$46.1
Results—Percentage of EIP Target	110%	99%	102%
Worldwide Operating Income Under the EIP* (in billions)	$11.6	$11.3	$12.7
Results—Percentage of EIP Target	121%	99%	106%
Worldwide Operating Cash Flow for PRSUs* (in billions)	N/A	N/A	$11.5
Results—Percentage of PRSU Target	N/A	N/A	111%
Earnings Per Share for PRSUs	N/A	$1.62	$1.85
Results—Percentage of PRSU Target	N/A	101%	106%

*

Cisco’s worldwide revenue and operating income for purposes of the EIP and earnings per share for purposes of the PRSUs were Cisco’s GAAP revenue and operating income, respectively, each excluding the applicable items listed on pages 41 and 43. Cisco’s worldwide operating cash flow for purposes of the PRSUs was Cisco’s GAAP operating cash flow.

Variable Cash Incentive Awards

	Fiscal 2010 Variable Cash Incentive Award	Fiscal 2011 Variable Cash Incentive Award	Fiscal 2012 Variable Cash Incentive Award
John T. Chambers	$4,600,000	$0	$3,953,376
Frank A. Calderoni	$1,530,000	$0	$1,402,380
Gary B. Moore	N/A	$0	$2,220,064
Robert W. Lloyd	$1,640,000	$0	$1,677,291
Wim Elfrink*	$1,600,000	$0	$1,352,608

*

Mr. Elfrink’s cash incentive awards are paid in euros. The conversion rate from euros to U.S. dollars for each award is based on the exchange rate referenced by the Compensation Committee when the award was made.

Long-Term, Equity-Based Incentive Awards

The amounts below represent the compensation values attributable to the time-based restricted stock units granted to the named executive officers in fiscal 2010, fiscal 2011 and fiscal 2012 and the PRSUs granted to the named executive officers in fiscal 2012. The PRSUs for fiscal 2012 are reflected at their target grant value when awarded to the named executive officers. The values shown for fiscal 2012 may be greater or smaller depending upon the satisfaction of the performance goals at the end of the three-year performance period. The amounts below for fiscal 2012 and fiscal 2011 differ from the amounts disclosed pursuant to SEC rules under “Stock Awards” in the Summary Compensation Table below. For fiscal 2011, the amounts below do not include the grant value of the PRSU rights that were forfeited and resulted in no actual value. For fiscal 2012, please refer to the “Long-Term, Equity-Based Incentive Awards” section below in this CD&A for a detailed explanation of the difference between the amounts below and the amounts disclosed in the Summary Compensation Table.

	Fiscal 2010 Equity Award Grant Value	Fiscal 2011 Equity Award Grant Value*	Fiscal 2012 Equity Award Grant Value*
John T. Chambers	$13,878,638	$6,250,050	$9,919,910
Frank A. Calderoni	$7,930,650	$3,618,450	$3,672,290
Gary B. Moore	N/A	$6,900,450	$5,281,167
Robert W. Lloyd	$7,930,650	$3,618,450	$4,878,472
Wim Elfrink	$9,913,313	$3,618,450	$4,158,293

*	These amounts should not be considered a substitute for the amounts disclosed in the Summary Compensation Table.

Total Direct Compensation

(Annual Base Salary, Variable Cash Incentive Awards and Long-Term, Equity-Based Incentive Awards)

	Fiscal 2010 Total Direct Compensation	Fiscal 2011 Total Direct Compensation	Fiscal 2012 Total Direct Compensation
John T. Chambers	$18,853,638	$6,625,050	$14,248,286
Frank A. Calderoni	$10,060,650	$4,248,450	$5,704,670
Gary B. Moore	N/A	$7,600,258	$8,301,231
Robert W. Lloyd	$10,210,650	$4,303,450	$7,240,763
Wim Elfrink	$12,274,793	$4,467,833	$6,240,070

Individual and aggregate total direct compensation for the named executive officers are approximately between the 50th and the 75th percentile of the Updated Peer Group and the total direct compensation for the CEO is slightly below the median of the Updated Peer Group in fiscal 2012. More than 95% of target total direct compensation for the CEO was performance-based.

•

Executive Compensation Philosophy.    Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound compensation governance principles and shareholder interests and concerns. The core of Cisco’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below.

•	Compensation Governance. The core of Cisco’s executive compensation continues to be pay for performance, and the framework includes the compensation governance features discussed below:

•

Cisco’s executive officers have no employment or severance agreements, special benefits, supplemental executive retirement plans, perquisites, tax gross-ups, or international tax-equalization payments other than in the limited instances described below that are for business-related purposes or in connection with an executive officer on international assignment.

•

Cisco’s informed and accessible Compensation Committee is comprised solely of independent directors that, as noted in the “Shareholder Communications with the Board of Directors” section of this Proxy Statement, has established effective means for communicating with shareholders regarding their executive compensation ideas and concerns, including the opportunity for shareholders to cast a non-binding advisory vote regarding executive compensation at Cisco’s annual shareholders meetings.

•	The Compensation Committee’s independent compensation consultant, FWC, is retained directly by the Committee and performs no other consulting or other services for Cisco.

•	Cisco’s compensation philosophy and related governance features are complemented by specific elements designed to align Cisco’s executive compensation with long-term shareholder interests, including:

•

prohibitions on executive officers engaging in any speculative transactions in Cisco securities, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts; and

•

prohibitions on executive officers holding Cisco securities in margin accounts, with limited exceptions, or pledging Cisco securities as collateral for a loan, unless otherwise approved by designated members of Cisco’s senior management in consultation with the chair of the Compensation Committee.

Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation programs for Cisco’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Cisco and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives continue to be:

•

To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions and takes into consideration the compensation practices of peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Cisco’s satisfaction of designated financial and non-financial objectives; and

•

To align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines with at least 75% of the total equity-based incentives based on Cisco’s satisfaction of designated financial objectives.

There are three major components of the compensation of our named executive officers: base salary, variable cash incentive awards and long-term, equity-based incentive awards. The weighting among the three major components is structured heavily toward the two performance-based components, such that if target levels for cash and equity-based incentive awards are achieved, more than 70% of the three major components of compensation for each named executive officer is performance-based.

In addition, no named executive officer has an employment or severance agreement, is subject to a supplemental executive retirement plan, or received special benefits, perquisites, tax gross-ups, or tax-equalization payments other than, in limited instances, those arrangements that are for business-related purposes or are in connection with an executive officer on international assignment as described under “Group Benefits/Perquisites” below in this CD&A. Also, Cisco has arrangements that would accelerate vesting of equity awards in the case of death or terminal illness of the named executive officer or if Cisco is acquired under certain limited circumstances described under “Potential Payments upon Termination or Change in Control” below.

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further this goal, Cisco has maintained its current policy regarding minimum ownership of shares by Cisco’s executive officers since July 2008. These minimum ownership requirements call for Cisco’s CEO to own shares of Cisco’s common stock having a value equal to at least five times the CEO’s base annual salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s base annual salary. The CEO and each other executive officer have five years from the later of the date of their respective appointment or the date of adoption of these requirements to attain their minimum ownership level. As of September 17, 2012, our CEO and all but one of our other executive officers are currently exceeding the minimum stock ownership requirements in advance of the required time frame and the remaining executive officer currently holds over 2 times his base salary in Cisco common stock. Our CEO holds over 100 times his fiscal 2012 base salary in Cisco common stock and over 30 times the median CEO base annual salary of our peer group.

Since March 2008, Cisco has maintained a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event of a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. Cisco’s variable cash incentive and long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct.

The Compensation Committee is very interested in the ideas and concerns of our shareholders regarding executive compensation. An advisory vote regarding executive compensation was presented to shareholders for the second time at last year’s annual meeting of shareholders and approved by approximately 96% of shareholder votes. Considering this outcome, the Compensation Committee has determined that it would continue to apply the same philosophy and guiding principles to its fiscal 2012 executive compensation program. Further, at Cisco’s 2011 annual meeting of shareholders, approximately 90% of affirmative votes by shareholders supported an annual advisory vote proposal to approve the compensation of our named executive officers as the preferred frequency. In light of this outcome, the Board of Directors determined to hold a non-binding advisory vote to approve executive compensation each year until the next required vote on the frequency of such advisory votes to approve executive compensation. Accordingly, it is expected that shareholders will be given an opportunity to cast an advisory vote to approve executive compensation annually with the next required vote on the frequency of such advisory votes occurring at Cisco’s 2017 annual meeting of shareholders.

The Compensation Committee’s annual review and approval of Cisco’s compensation philosophy and strategy includes the review of compensation-related risk management. In this regard, the Compensation Committee reviews Cisco’s executive compensation program, including the annual variable cash incentive plan and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco. As part of this review, the Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage FWC during fiscal 2012 to deliver a report and assist with the risk assessment of Cisco’s executive compensation program. FWC advised that Cisco’s executive compensation program provides an appropriate pay philosophy, peer group, and market positioning to support business objectives with meaningful risk mitigants. FWC also advised that Cisco’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial and non-financial performance measurement and discretion.

Compensation Process

The Compensation Committee begins its process of deciding how to compensate Cisco’s named executive officers by considering the competitive market data provided by its independent compensation consultant and Cisco’s human resources staff. The Compensation Committee engaged FWC to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies which comprise Cisco’s peer group.

Two peer groups were used in fiscal 2012. The first peer group was established in March 2011 (the “Initial Peer Group”) and, along with a study of Initial Peer Group data prepared by FWC in June 2011, was used to establish most compensation targets and guide decisions prior to March 2012. The Initial Peer Group was updated in March 2012 (the “Updated Peer Group”) and, along with a study of Updated Peer Group data prepared by FWC in May 2012, was used for compensation decisions thereafter and for fiscal 2012 year-end compensation benchmarking.

The Initial Peer Group consisted of a “primary peer group” portion and a “secondary peer group” portion. The primary peer group portion consisted of major information technology companies with related Global Industrial Classification System (GICS) codes, three-year rolling average market capitalizations greater than $15 billion (based on the three-year quarterly average) and revenues greater than $5 billion. It was primarily used to inform the Compensation Committee of pay levels and practices most relevant for the labor-market in which Cisco competes. The secondary peer group portion consisted of general-industry peers (excluding retail, media, energy, utilities and financial services companies where there are typically different basic pay models), with three-year rolling average market capitalizations of $60 billion or greater (based on the three-year quarterly average), and it was primarily used to provide the Compensation Committee with supplemental information on pay levels and practices of the overall market and best practices.

The members of the Initial Peer Group and Updated Peer Group are set forth below. Similar to the Initial Peer Group, the Updated Peer Group consists of a “primary peer group” portion and a “secondary peer group” portion. However, the selection criteria for Cisco’s Updated Peer Group are generally the same as the Initial Peer Group, except the market capitalization threshold for both the primary and secondary peer groups were increased by $5 billion ($20 billion for the primary peer group and $65 billion for the secondary peer group) to delete smaller peers (Applied Materials, Yahoo! and UPS) and to prevent the inclusion of smaller companies that would have been added if the market capitalization threshold were not increased (Broadcom, Cognizant and Motorola Solutions).

Primary Peer Group

Accenture

ADP

Apple

Applied Materials*

Corning

Dell

eBay

EMC

Google

Hewlett-Packard

IBM

Intel

MasterCard

Microsoft

Oracle

Qualcomm

Texas Instruments

Visa

Yahoo!*

Secondary Peer Group

Abbott Labs

AT&T

Coca-Cola

General Electric

Johnson & Johnson

Merck

Pepsico

Pfizer

Philip Morris International

Procter & Gamble

United Technologies

UPS*

Verizon

*	As stated above, Applied Materials, Yahoo! and UPS no longer fit the peer group selection criteria and are not part of the Updated Peer Group.

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the peer group, and the compensation levels for comparable positions in the peer group were examined for guidance in determining base salaries, variable cash incentive awards and long-term, equity-based incentive awards.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although from time to time it seeks input and recommendations from the CEO and the Human Resources Department. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. FWC has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent where such projects are in direct support of the Compensation Committee’s charter. No work performed by FWC during fiscal 2012 raised any conflict of interest.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the cash incentive awards paid to named executive officers and the PRSUs awarded to named executive officers for fiscal 2012 are intended to comply with the exemption for performance-based compensation under Code Section 162(m), but the restricted stock units with time-based vesting granted to the named executive officers in fiscal 2012 are subject to the deduction limits of that section. Please see Proposal No. 2, which amends and restates the EIP, subject to shareholder approval, as required every five years by Code Section 162(m).

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to generally grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates near the beginning of each fiscal year.

Compensation Components and Targets

The three major elements of Cisco’s executive officer compensation are: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. For fiscal 2012, approximately 72% of target total direct compensation for the named executive officers other than the CEO, consisting of annual base salary, variable cash incentive awards and long-term, equity-based incentive awards, was performance-based, reflecting Cisco’s core compensation philosophy to pay for performance. More than 95% of target total direct compensation for the CEO was performance-based.

For the named executive officers, the Compensation Committee decided that for fiscal 2012, it would target individual base salaries and at-target cash and equity incentive awards with reference to the 50th percentile of the Updated Peer Group. However, the compensation philosophy for Cisco’s CEO has been to set his base salary significantly below the 50th percentile of the Updated Peer Group in consideration of Mr. Chambers’ long-standing request that a greater percentage of his total cash compensation be tied to Cisco performance.

The Compensation Committee believes that its compensation targets are appropriate in light of Cisco’s historical performance relative to its Initial and Updated Peer Groups and the compensation of Cisco’s named executive officers relative to the named executive officers of its Initial and Updated Peer Groups.

Fiscal 2012 Compensation

Base Salary.    Mr. Chambers’ annual base salary was set at $375,000, which is well below the 25th percentile of the Initial Peer Group in fiscal 2012 and has remained unchanged since fiscal 2008. Cisco usually establishes base salaries at the beginning of its fiscal year and based on fiscal 2011 performance, the base salaries for the other named executive officers remained unchanged from fiscal 2011, resulting in base salaries being generally targeted at the median of the Updated Peer Group, with the base salaries of Mr. Calderoni, Mr. Moore and Mr. Lloyd below the median.

Variable Cash Incentive Awards.    The Compensation Committee believes that the primary portion of the annual at-target cash compensation of each named executive officer should be in the form of variable cash incentive pay. Typically, the pay philosophy is to target annual cash compensation with reference to the 50th percentile of the peer group, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Compensation Committee has determined to reward. Annual cash incentives are paid to reward achievement of critical shorter-term operating, financial, strategic and individual measures and goals that are expected to contribute to shareholder value creation over time.

Performance measures and goals for determining annual cash incentive awards for named executive officers for fiscal 2012 were pre-established under Cisco’s EIP and were intended to comply with the exemption for performance-based compensation under Code Section 162(m). The pre-established performance goals are based on Cisco’s achievement of established financial performance goals, customer satisfaction criteria and the executive’s individual contribution. The Compensation Committee established the annual financial performance goals so that they were consistent with the annual goals in Cisco’s fiscal 2012 financial plan established by the Board of Directors. The fact that the financial goals were not achieved at target levels in two out of the last four fiscal years reflects the general degree of difficulty that Cisco has experienced in satisfying the financial performance goals established by the Compensation Committee under the EIP from fiscal year to fiscal year.

For each named executive officer, other than for the CEO, the cash incentive awards under the EIP are calculated by multiplying the individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (CPF), a customer satisfaction factor (CSF), and an individual performance factor (IPF), as follows:

BONUS = BASE x TARGET x CPF x CSF x IPF

The CEO’s cash incentive award is calculated using the median CEO base salary of the Initial Peer Group which was $1,200,000. The median CEO base salary of the Initial Peer Group was used because Mr. Chambers’ actual base salary is significantly below the 25th percentile and therefore, the Compensation Committee believed that it was necessary to use the median CEO base salary of the Initial Peer Group to design effective incentives. With that exception, Mr. Chambers’ cash incentive award under the EIP is calculated in the same manner as for the other named executive officers.

At the beginning of fiscal 2012, a target award was established for each of the named executive officers and such target award was set at 185% of the median CEO base salary of the Initial Peer Group for the CEO and 125% of their respective annual base salaries for the other named executive officer.

Unlike fiscal 2011, the company performance factor for fiscal 2012 was determined over an annual performance period, not two consecutive six-month performance periods. Due to greater certainty about the economy at the beginning of fiscal 2012, the Compensation Committee returned to its normal practice of using annual EIP goals. The annual company performance factor for fiscal 2012 was set within the first 90 days of fiscal 2012 and ranged from 0.0 to 1.37. The Compensation Committee retained negative discretion to reduce the company performance factor.

The customer satisfaction factor was set at a maximum of 1.12, and the individual performance factor was set at a maximum of 2.0. The Compensation Committee retained negative discretion to reduce the customer satisfaction and individual performance factors for each named executive officer. In considering the appropriate individual performance factor for each named executive officer, the Compensation Committee considers the named executive officer’s leadership, strategic planning, implementation, innovation and contributions to Cisco’s achievement of its financial goals. The Compensation Committee uses its business judgment in reviewing each of these individual items and does not assign specific quantitative weighting to such items. The target for each of these two factors was 1.0. The maximum bonus under this EIP formula is 307% of target assuming maximum company performance, customer satisfaction and individual performance factors. However, the Compensation Committee limited the maximum bonuses under the EIP to 300% of target, or 555% of the median CEO base salary of the Initial Peer Group (300% x 185% of median CEO base salary of the Initial Peer Group) for the CEO and 375% of base salary (300% x 125% of base salary) for the other named executive officers.

Worldwide revenue and operating income growth were used as the company performance factor for the performance period because they most directly align with Cisco’s growth strategy and generally represent the best correlation with shareholder value. The company performance factor and the individual performance factor are considered the most important factors in the EIP formula and, therefore, can range from 0 to 2.0. The customer satisfaction factor uses a narrower range (from 1.0 to 1.12) compared to the company performance and individual factors because it is viewed as correlated with Cisco’s broader company performance factor.

For fiscal 2012, the worldwide revenue target for purposes of the EIP was $45.0 billion and the actual result was $46.1 billion and the operating income target was $12.0 billion and the actual result was $12.7 billion. As a point of reference, actual fiscal 2011 revenue was $43.2 billion and actual fiscal 2011 operating income was $11.3 billion, each as calculated for purposes of the EIP.

This resulted in a total fiscal 2012 company performance factor of 1.06, reflecting above target achievement of the company performance factor.

Worldwide revenue and operating income each were calculated for purposes of the EIP in accordance with pre-established rules. Worldwide revenue was Cisco’s GAAP worldwide revenue excluding the effects of business combinations subject to a pre-established threshold. Operating income was Cisco’s GAAP operating income excluding the following: share-based compensation expense; compensation expense related to acquisitions and investments; changes in estimates of contingent consideration related to acquisitions and investments; amortization or impairment of acquired intangible assets including in-process research and development; all external acquisition-related costs such as finder’s fees, advisory, legal, accounting, valuation, hedging or other professional or consulting fees directly associated with acquisitions and investments; and each of the following subject to pre-established thresholds; the impact of any cumulative effect of changing to newly adopted accounting principles; operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof; losses due to impairments or loss contingencies; direct losses on Cisco’s tangible assets from natural catastrophe, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, or seizure; and restructuring charges.

For fiscal 2012, Cisco’s composite customer satisfaction score, which was derived from the results of an annual customer satisfaction survey in which Cisco met or exceeded its goal in each of the survey categories, was the maximum of 1.12 and above the target of 1.0 set at the beginning of the performance period.

For fiscal 2012, the individual performance factors for each of the named executive officers, other than the CEO, were set by the Compensation Committee pursuant to the recommendation of the CEO based on the relative contributions of each of the named executive officers to Cisco’s success in fiscal 2012. The Compensation Committee established the individual performance factor for the CEO. Mr. Moore and Mr. Lloyd received the highest individual performance factors based on their exceptional leadership in helping Cisco implement its plan to simplify and focus its operational model. The CEO and Mr. Calderoni received the next highest individual performance factors based on the CEO’s leadership on strategic planning and Mr. Calderoni’s contribution in reducing expenses and helping Cisco achieve record financial results. Mr. Elfrink received an above target individual performance factor for continued excellence in expanding Cisco’s global solutions.

Based on the foregoing, the cash incentive awards for fiscal 2012 for each named executive officer were as follows.

Named Executive Officer	Base Salary	Target Award Percentage	Company Performance Factor	Customer Satisfaction Factor	Individual Performance Factor	EIP Payment
John T. Chambers*	$1,200,000	185%	1.06	1.12	1.50	$3,953,376
Frank A. Calderoni	$630,000	125%	1.06	1.12	1.50	$1,402,380
Gary B. Moore	$800,000	125%	1.06	1.12	1.87	$2,220,064
Robert W. Lloyd	$685,000	125%	1.06	1.12	1.65	$1,677,291
Wim Elfrink**	$729,169	125%	1.06	1.12	1.25	$1,352,608

*	The CEO’s cash incentive award is calculated using the median CEO base salary of the Initial Peer Group.
**

Mr. Elfrink’s annual base salary and cash incentive award are paid in euros. His cash incentive award of €1,099,592 was converted from euros to U.S. dollars based on the exchange rate referenced by the Compensation Committee when the award was made.

Based on Cisco’s improved performance during fiscal 2012, the incentive cash awards paid for fiscal 2012 to Mr. Moore and Mr. Lloyd are approximately at the 85th percentile of the Updated Peer Group, and approximately the 70th percentile for the CEO, Mr. Calderoni and Mr. Elfrink.

Long-Term, Equity-Based Incentive Awards.    The objective of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to the desired benchmarking percentiles and consideration of the competitive market data described above, the Compensation Committee takes into account an individual’s performance history, his or her potential for future advancement, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

For fiscal 2012, the Compensation Committee determined for the named executive officers (other than the CEO) that a split of 25% of their target value of long-term, equity-based incentive awards as time-based restricted stock units and 75% of that target value as PRSUs represented a total long-term equity incentive opportunity aligned with shareholder interests with the appropriate balance for long-term incentives of risk, performance and retention. The CEO received 100% PRSUs. The time-based restricted stock units vest in four equal annual installments on each annual anniversary of the award date. The PRSUs vest following the conclusion of the three-year performance period as further described below.

In September 2011, the Compensation Committee approved an equity award to Mr. Chambers of 100% PRSUs and equity awards of a 75/25 combination (based on value) of PRSUs and time-based restricted stock units to the other named executive officers as set forth in the table below. The target value set forth below of the 100% PRSUs for Mr. Chambers and the 75/25 combination of PRSUs and time-based restricted stock units awarded to the other named executive officers are determined with reference to the median of the Updated Peer Group with an opportunity to earn awards at the 75th percentile for superior total shareholder return and operational performance.

Named Executive Officer	Target PRSUs	Max. PRSUs	Target Value of PRSUs	Time-Based RSUs	Grant Value of Time Based RSUs	Total Target Value of Fiscal 2012 Equity Awards
John T. Chambers	495,500	743,250	$9,919,910	—	—	$9,919,910
Frank A. Calderoni	143,775	215,662	$2,878,376	50,600	$793,914	$3,672,290
Gary B. Moore	206,740	310,110	$4,138,935	72,800	$1,142,232	$5,281,167
Robert W. Lloyd	190,975	286,462	$3,823,320	67,250	$1,055,153	$4,878,472
Wim Elfrink	162,800	244,200	$3,259,256	57,300	$899,037	$4,158,293

The performance metrics for 50% of the PRSUs are operating cash flow and earnings per share based on annual goals, pre-established at the beginning of each of fiscal 2012, fiscal 2013 and fiscal 2014 in accordance with Code Section 162(m), over such three-year period. Performance will be reviewed at the end of each fiscal year and any PRSUs will be earned based on the average performance over the three fiscal years (the “Operating Goal Multiplier”). The performance metric for the remaining 50% of the PRSUs is Cisco’s total shareholder return relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2012, fiscal 2013 and fiscal 2014 (the “Total Shareholder Return Multiplier”).

The formula to determine the number of earned PRSUs is set forth below:

Earned PRSUs = Target PRSUs x

((50% x Average Operating Goal Multiplier) + (50% x Total Shareholder Return Multiplier))

Depending upon performance and the sum of the respective Multipliers, each named executive officer may receive total PRSU shares ranging from 0% to 150% of the target for superior performance.

For fiscal 2012, the worldwide operating cash flow target for purposes of the PRSUs was $10.3 billion and the actual result was $11.5 billion and the earnings per share target was $1.74 and the actual result was $1.85 resulting in an Operating Goal Multiplier for fiscal 2012 of 1.07.

At the end of the three-year performance period, the Total Shareholder Return Multiplier will be determined and 50% of the Average Operating Goal Multiplier (the average of the Operating Goal Multipliers for fiscal 2012, 2013 and 2014) will be added to 50% of the Total Shareholder Return Multiplier to determine an award of shares for each named executive officer. As fiscal 2012 was the first year of the three-year performance period, no shares were earned. The vesting and settlement of any of the PRSUs granted for fiscal 2012 will depend on Cisco’s performance for fiscal 2013 and fiscal 2014 (in addition to fiscal 2012) and total shareholder return during the three-year performance period, and whether the Compensation Committee exercises any negative discretion to reduce the award when approving the settlement of the PRSUs.

Because the PRSUs include a three-year Total Shareholder Return Multiplier and annual Operating Goal Multipliers, the Summary Compensation Table reports a reduced value relative to the target value set forth in the table above and in the Executive Summary. FASB ASC Topic 718 requires that the value of the fiscal 2012 PRSUs reported in the Summary Compensation Table include the full value for the PRSUs based on the probable outcome of the Total Shareholder Return Multiplier, but only that portion of the value of the PRSUs based on the Operating Goal Multipliers for which annual financial performance metrics were established during fiscal 2012 based on probable achievement of such metrics. As a result, for the fiscal 2012 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2013 or fiscal 2014. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2013 and fiscal 2014, respectively, when the financial metrics are established.

Worldwide operating cash flow is Cisco’s GAAP operating cash flow. Earnings per share was calculated from Cisco’s GAAP diluted earnings per share excluding all of the items excluded from the calculation of operating income for purposes of the EIP, other than operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof, including the income tax effects thereof; and each of the following subject to pre-established thresholds: net income or loss of the acquired entity and its subsidiaries as reflected on the financial records thereof, including any income tax effects; and the effects of certain tax matters.

Subject to continued employment, any earned PRSUs will be settled at the end of the three-year performance period. All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan (and 1996 Stock Incentive Plan) will vest in full (at target levels for PRSUs), and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that this accelerated equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate vesting continuation terms and conditions. Cisco does not provide for any golden parachute excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions, unless under certain circumstances an executive officer is on international assignment. Please refer to the “Potential Payments upon Termination or Change in Control” section on page 56 for additional information regarding potential accelerated vesting of outstanding awards granted to the named executive officers.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. In all cases, the settlement of PRSUs must comply with Code Section 409A.

Cisco believes that the retirement vesting feature of all PRSUs is an appropriate and necessary retention tool because it provides protection to the named executive officers in light of the three-year PRSU performance period and is a prevalent practice among the companies within the Updated Peer Group that grant similar equity awards with multi-year performance periods. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2012” on page 50 for additional information regarding these equity grants to the named executive officers, and to the “Potential Payments upon Termination or Change in Control” section on page 56 for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

Group Benefits/Perquisites.    Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships, financial planning or executive dining rooms. Other than executive physicals and their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below and other than the Netherlands Capital Plan described below in which Mr. Elfrink participates, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2012, Cisco provided certain named executive officers payment for personal expenses, including spousal travel and personal expenses, in connection with a business trip to recognize sales personnel achievements and a business trip to the 2012 Summer Olympics for Cisco promotional purposes. Pursuant to a policy adopted by the Compensation Committee during fiscal 2009, Cisco is not providing to its named executive officers tax restoration payments with respect to this taxable income.

Under an International Assignment Agreement, additional benefits were provided during fiscal 2012 to Wim Elfrink, whose home country is the Netherlands, for certain living, travel, tax and other expenses in connection with his international assignment in the U.S. Mr. Elfrink was reassigned to the U.S. from India as of August 2011. During fiscal 2012, Mr. Elfrink’s international assignment benefits, including tax equalization benefits, were substantially reduced and capped at approximately $508,000. During fiscal 2013, his benefits will be capped at approximately $536,000.

Some of these benefits are specific to Mr. Elfrink, while others are provided under Cisco’s international assignment policy, which applies to all employees serving on international assignment and is designed to minimize any financial detriment to the employee from the assignment. Mr. Elfrink’s international assignment benefits and his other compensation and benefits are generally set forth in his International Assignment Agreement. Mr. Elfrink is also entitled to potential severance benefits under his International Assignment Agreement, as further detailed in the “Potential Payments upon Termination or Change in Control” section below. Mr. Elfrink also participates in a defined contribution plan that Cisco maintains for eligible employees in the Netherlands (the “Netherlands Capital Plan”). For more information about these compensation components, including a description of the Netherlands Capital Plan, see the sections below entitled “Summary Compensation Table,” “Nonqualified Deferred Compensation—Fiscal 2012,” and “Potential Payments upon Termination or Change in Control.”

Deferred Compensation Plan.    The adoption of the Deferred Compensation Plan by the Board of Directors in 2007 resulted from a review of the prevalence of similar deferred compensation plans operated by Cisco’s

Initial Peer Group and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers other than Mr. Elfrink. Mr. Elfrink participates in the Netherlands Capital Plan. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Code limits under the Cisco 401(k) Plan, recognizing that Cisco does not sponsor a supplemental executive retirement plan or a pension plan on behalf of the named executive officers covered by the Deferred Compensation Plan. It was also decided, based on this same rationale and because the Cisco 401(k) Plan has a matching contribution, that Cisco would begin making matching contributions starting with calendar year 2007 at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in the footnote to the “Nonqualified Deferred Compensation—Fiscal 2012” table below. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

Fiscal 2013 Compensation Approach

•

Base Salaries—On September 12, 2012, the Compensation Committee approved the increases in base salary set forth below for Mr. Chambers, Mr. Calderoni, Mr. Moore and Mr. Lloyd. The Compensation Committee decided to discontinue setting Mr. Chambers’ base salary at a relatively nominal amount and increased his historically low base salary closer to the median base salary of the other CEOs in the Updated Peer Group so that the total of his base salary and target bonus is more consistent with the Updated Peer Group’s approach to total cash compensation. Given their performance, tenure and anticipated future contributions, Mr. Moore’s and Mr. Lloyd’s base salaries were increased to slightly over the median of the Updated Peer Group and Mr. Calderoni’s base salary was increased closer to the median of the Updated Peer Group.

Named Executive Officer	Fiscal 2012 Salary	Fiscal 2013 Salary
John T. Chambers	$375,000	$1,100,000
Frank A. Calderoni	$630,000	$710,000
Gary B. Moore	$800,000	$825,000
Robert W. Lloyd	$685,000	$800,000

•

Variable Cash Incentive Awards—Awards under the EIP for fiscal 2013 are based on the same one-year performance metrics as were used in fiscal 2012. In connection with the increase of his base salary closer to the median base salary of the other CEOs in the Updated Peer Group, the target award percentage for the CEO was also increased from 185% of base salary to 200% of base salary resulting in a target bonus equal to the median target bonus for the other CEOs in the Updated Peer Group. The target award percentages for the other named executive officers remain unchanged.

•

Long-Term, Equity-Based Incentive Awards—On September 12, 2012, the Compensation Committee granted the following equity awards to the named executive officers and the PRSUs were granted using a three-year performance period and the same performance metrics (but not goals) that were used in fiscal 2012. With the exception of the awards to Mr. Calderoni, Mr. Moore and Mr. Lloyd, which were approved with reference to the 75th percentile of the Updated Peer Group in recognition of the critical nature of their leadership roles at Cisco and to encourage them to continue to provide a high level of performance essential to Cisco’s future success, the grants to the other named executive officers were made with reference to the median of the Updated Peer Group with an opportunity to earn awards at the 75th percentile for superior relative total shareholder return and operational performance.

Named Executive Officer	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units
John T. Chambers	583,500	—
Frank A. Calderoni	250,700	89,900
Gary B. Moore	263,500	94,500
Robert W. Lloyd	218,800	78,500
Wim Elfrink	141,600	50,800

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2012 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

M. Michele Burns

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2012 were: Roderick C. McGeary (Chairperson) and Brian L. Halla for all of fiscal 2012; and M. Michele Burns beginning in November 2011. No member of this committee was at any time during fiscal 2012 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2012.

Summary of Compensation

The following table sets forth the compensation earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals were designated as named executive officers. Cisco’s named executive officers for fiscal 2012 include Cisco’s CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2012.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (2)		Bonus ($)	Stock Awards ($) (4)		Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($) (8)		All Other Compensation ($) (10)		Total ($)
John T. Chambers	2012	$375,000		—	$7,348,265	(5)	—	$3,953,376		$11,025		$11,687,666
Chairman and Chief Executive Officer	2011	$375,000		—	$12,500,100	(6)	—	—		$11,025		$12,886,125
	2010	$382,212		—	$8,190,000		$5,688,638	$4,600,000		$11,025		$18,871,875

Frank A. Calderoni	2012	$630,000		—	$2,926,097	(5)	—	$1,402,380		$74,585		$5,033,062
Executive Vice President, Chief Financial Officer	2011	$630,000		—	$7,236,900	(6)	—	—		$21,483		$7,888,383
	2010	$611,538		—	$4,680,000		$3,250,650	$1,530,000		$78,681		$10,150,869

Gary B. Moore	2012	$800,000		—	$4,208,186	(5)	—	$2,220,064		$21,897		$7,250,147
Executive Vice President, Chief Operating Officer (1)	2011	$699,808		—	$10,518,900	(6)	—	—		$33,962		$11,252,670

Robert W. Lloyd	2012	$685,000		—	$3,887,312	(5)	—	$1,677,291		$56,250		$6,305,853
Executive Vice President, Worldwide Operations	2011	$685,000		—	$7,236,900	(6)	—	—		—		$7,921,900
	2010	$652,308		—	$4,680,000		$3,250,650	$1,640,000		$68,106		$10,291,064

Wim Elfrink	2012	$729,169	(3)	—	$3,313,361	(5)	—	$1,352,608	(9)	$661,011	(11)	$6,056,149
Executive Vice President, Emerging Solutions and Chief Globalisation Officer	2011	$849,383	(3)	—	$7,236,900	(6)	—	—		$3,857,765	(11)	$11,944,048
	2010	$773,762	(3)	—	$5,850,000		$4,063,313	$1,600,000	(9)	$3,456,642	(11)	$15,743,717

(1)	Mr. Moore was promoted to Executive Vice President, Chief Operating Officer on February 21, 2011 and was not a named executive officer in fiscal 2010.

(2)	Fiscal 2010 was a 53-week fiscal year, and the salary amounts for fiscal 2010 reflect the extra week’s salary earned during that fiscal year.

(3)

Mr. Elfrink’s salary was paid in euros. The conversion rate from euros to U.S. dollars is based on the exchange rate in effect on the last day of Cisco’s applicable fiscal year: 1.2301, 1.4329, and 1.3044 dollars per euro for fiscal 2012, 2011 and 2010, respectively.

(4)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards, PRSU rights and/or PRSUs awarded during the applicable fiscal year under the 2005 Stock Incentive Plan. For time-based restricted stock unit awards and PRSU rights awarded prior to March 17, 2011, the grant date fair values were determined based on the closing share price of Cisco common stock on the date of grant. For time-based awards granted in fiscal 2012 and in fiscal 2011 on or subsequent to March 17, 2011, the grant date fair value was determined using the closing share price of Cisco common stock on the date of grant, adjusted for the present value of expected dividends. For a discussion of the valuation methodology used to value the PRSUs awarded during fiscal 2012, see footnote 5 to the Summary Compensation Table below.

(5)

The PRSUs awarded in fiscal 2012 are based on a three-year performance cycle. The performance metrics for 50% of the PRSUs are based on operating goal performance, and the performance metric for the remaining 50% of the PRSUs is Cisco’s TSR.

The operating goal performance metrics are operating cash flow and earnings per share based on annual goals, pre-established at the beginning of each of fiscal 2012, fiscal 2013 and fiscal 2014 in accordance with Code Section 162(m), over such three-year period. These operating goal performance metrics will be reviewed at the end of each fiscal year and any PRSUs will be earned based on the average performance over the three fiscal years, subject to the Compensation Committee’s approval. Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved.

The TSR metric is Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2012, fiscal 2013 and fiscal 2014. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related TSR component for the entire three-year performance cycle is included in the amounts shown for fiscal 2012 (the year of grant) and was determined using a Monte Carlo simulation model.

The table below sets forth the grant date fair value determined in accordance with FASB ASC Topic 718 for fiscal 2012 for the operating goal performance-related component of these awards (i) based upon the probable outcome of the fiscal 2012 operating goal performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the fiscal 2012 operating goal performance-related component as of the grant date. Also set forth below is the grant date fair value for the market-related TSR component, which is not subject to probable or maximum outcome assumptions. See “Compensation Discussion and Analysis—Fiscal 2012 Compensation” for a more complete description of the PRSUs.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)*	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Market-Related Component Grant Date Fair Value ($)**
John T. Chambers	2012	$1,285,823	$1,928,734	$6,062,442
Frank A. Calderoni	2012	$373,096	$559,644	$1,759,087
Gary B. Moore	2012	$536,490	$804,735	$2,529,464
Robert W. Lloyd	2012	$495,580	$743,370	$2,336,579
Wim Elfrink	2012	$422,466	$633,699	$1,991,858

*

The grant date fair value of the fiscal 2012 operating goal performance-related component of the PRSUs awarded on September 8, 2011 was $15.57 per unit, which was based on the closing share price of Cisco common stock on the date of grant adjusted for the annualized dividend yield of 1.5%.

**

The grant date fair value of the market-related TSR components of the PRSUs awarded on September 8, 2011 was $24.47 per unit, which was determined using a Monte-Carlo simulation. The significant inputs and assumptions used in this simulation were a volatility of 31.7%, a risk free interest rate of 0.3%, and an annualized dividend yield of 1.3%. A measurement date of December 7, 2011 was used because these PRSUs were awarded subject to shareholder approval of the amendment and restatement of the 2005 Stock Incentive Plan at the 2011 annual meeting of shareholders.

(6)

For the PRSU rights awarded in fiscal 2011, 84% of the target number of restricted stock units would have been granted pursuant to these awards; however, in light of the erosion of shareholder value in fiscal 2011, the Compensation Committee exercised its negative discretion and decided no named executive officer would receive a performance-based equity award for fiscal 2011. The maximum that could have been earned under the PRSU rights was 133% of target for fiscal 2011. Those maximum values for fiscal 2011 that could have been earned were: for Mr. Chambers, $8,312,567; for Mr. Calderoni, $4,812,539; for Mr. Moore, $4,812,539; for Mr. Lloyd, $4,812,539; and for Mr. Elfrink, $4,812,539.

(7)

The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards granted during fiscal year 2010 pursuant to the 2005 Stock Incentive Plan. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(8)	The amounts listed in the Non-Equity Incentive Plan Compensation column for fiscal 2012 and fiscal 2010 reflect the cash awards paid under the EIP for performance in the applicable fiscal year.

(9)

For Mr. Elfrink, the non-equity incentive plan compensation for fiscal 2012 and fiscal 2010 were payable in euros. The conversion rates from euros to U.S. dollars for fiscal 2012 and fiscal 2010 were 1.2301 and 1.2230 dollars per euro, respectively, each being the rate referenced by the Compensation Committee when the respective award was made.

(10)

The amounts listed in the All Other Compensation column for fiscal 2012 include actual and estimated matching contributions by Cisco under the Cisco Systems, Inc. Deferred Compensation Plan on behalf of certain participating named executive officers. This includes $63,560, $10,207 and $56,250 in matching contributions on behalf of Mr. Calderoni, Mr. Moore, and Mr. Lloyd, respectively, related to fiscal 2012 salary deferred during calendar year 2011 as well as fiscal 2012 salary deferred during calendar year 2012 that is expected to be credited at the end of calendar year 2012. See “Nonqualified Deferred Compensation—Fiscal 2012” for more information. In addition, the amounts listed in the All Other Compensation column for fiscal 2012 include matching contributions that Cisco made under its 401(k) plan on behalf of certain participating named executive officers, including $11,025, $11,025 and $11,690 on behalf of Mr. Chambers, Mr. Calderoni, and Mr. Moore, respectively.

(11)

The amounts listed in the All Other Compensation column for Mr. Elfrink are, for each fiscal year, comprised primarily of certain tax, living and travel expenses in connection with Mr. Elfrink’s International Assignment Agreement, and contributions to the Netherlands Capital Plan by Cisco on behalf of Mr. Elfrink. Certain of these items paid to Mr. Elfrink were paid in euros during fiscal 2012, 2011 and 2010 and others in Indian rupees during fiscal 2011 and 2010. The conversion rates from euros to U.S. dollars and from Indian rupees to U.S. dollars are based on the exchange rate in effect on the last day of Cisco’s applicable fiscal year: 1.2301 per euro for fiscal 2012, 1.4329 per euro and 0.0226 per rupee for fiscal 2011, and 1.3044 dollars per euro and 0.02154 dollars per rupee for fiscal 2010. The amount listed for fiscal 2011 includes an additional $18,266 over the amount previously reported because the amount previously reported included estimated expenses relating to Mr. Elfrink’s reassignment to the U.S. from India and the amount above has been adjusted to include actual expenses.

Mr. Elfrink was reassigned to the U.S. from India as of August 2011 and during fiscal 2012, Mr. Elfrink’s international assignment benefits, including tax equalization benefits, were substantially reduced from fiscal 2011 and capped at approximately $508,000. The perquisites and personal benefits received by Mr. Elfrink pursuant to the International Assignment Agreement for fiscal 2012 include: $192,195 for housing assistance in the United States, which includes utilities and property taxes; $75,000 for fees for tax services; $60,000 for home leave travel and dependent visits; and $48,968 for an allowance for child education. Other similar perquisites and personal benefits included in the amounts shown for fiscal 2012 consist of the following: a relocation miscellaneous expense allowance, an allowance for automobiles, goods and services differential, property management expenses related to his home country residence, reimbursement for personal expenses related to a trip he attended to recognize sales personnel achievements, and payment of medical expenses.

Cisco’s contributions on behalf of Mr. Elfrink under the Netherlands Capital Plan paid during fiscal 2012 were $198,859 (comprised of $141,168, $46,721, $1,964 and $9,006 for a defined contribution premium, a survivor’s death benefit, an orphan’s death benefit and a disability benefit, respectively). For more information on the Netherlands Capital Plan, see “Nonqualified Deferred Compensation—Fiscal 2012.”

The following table provides information on cash-based performance awards, restricted stock unit awards and stock option awards in fiscal 2012 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Unit and Stock Option Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2012

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)
John T. Chambers		(1)	—	$2,220,000	$6,660,000
	9/8/11	(2)				—	495,500	743,250				$7,348,265
Frank A. Calderoni		(1)	—	$787,500	$2,362,500
	9/8/11	(2)				—	143,775	215,662				$2,132,183
	9/8/11								50,600			$793,914
Gary B. Moore		(1)	—	$1,000,000	$3,000,000
	9/8/11	(2)				—	206,740	310,110				$3,065,954
	9/8/11								72,800			$1,142,232
Robert W. Lloyd		(1)	—	$856,250	$2,568,750
	9/8/11	(2)				—	190,975	286,462				$2,832,159
	9/8/11								67,250			$1,055,153
Wim Elfrink		(1)	—	$911,461	$2,734,383
	9/8/11	(2)				—	162,800	244,200				$2,414,324
	9/8/11								57,300			$899,037

(1)

These rows represent possible payouts pursuant to the annual cash incentive awards under the EIP for fiscal 2012. More information about these payments appears above in the “Compensation Discussion and Analysis” section of this Proxy Statement. For each named executive officer other than Mr. Chambers, the target and maximum values are calculated by multiplying 125% (target) and 375% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of fiscal 2012. For Mr. Chambers, the target and maximum values are calculated by multiplying 185% and 555%, respectively, by $1,200,000, the median CEO base salary of the Initial Peer Group. For Mr. Elfrink, the target and maximum values are denominated in euros. The conversion rate from euros to U.S. dollars for fiscal 2012 is 1.2301 dollars per euro, the exchange rate in effect on the last day of fiscal 2012. The EIP did not contain any threshold value for fiscal 2012.

(2)

The amounts shown in these rows reflect, in share amounts, the target and maximum potential awards of restricted stock units for the fiscal 2012 performance period, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In September 2011, each named executive officer was awarded a PRSU under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined worldwide revenue and earnings per share performance conditions during fiscal 2012, with a maximum award equal to 150% of the target grant. There was no threshold number of restricted stock units available for fiscal 2012. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 5 to the Summary Compensation Table above.

(3)

Each of the awards will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award (at target levels for PRSUs) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

(4)

Each restricted stock unit award listed in this column was granted under the 2005 Stock Incentive Plan. Each award vests in 25% increments on September 11, 2012, and annually for the next 3 years. Each award is settled in shares on each vesting date.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, and the number of Cisco unvested restricted stock units, held by Cisco’s named executive officers as of July 28, 2012.

Outstanding Equity Awards At 2012 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) *
John T. Chambers	1,500,000	—	$19.18	8/23/2013
	1,300,000	—	$17.86	9/29/2014
	1,300,000	—	$23.01	9/21/2015
	870,000	30,000	$32.21	9/20/2016	(1)
	619,791	255,209	$23.40	11/12/2016	(8)
						23,200	(3)	$364,008
						33,750	(4)	$529,538
						175,000	(9)	$2,745,750
						213,750	(11)	$3,353,738
									743,250	(14)	$11,661,593
Frank A. Calderoni	173,333	—	$21.24	5/14/2013
	78,000	—	$19.18	8/23/2013
	58,750	—	$17.80	8/12/2014
	120,000	—	$17.86	9/29/2014
	200,000	—	$23.01	9/21/2015
	100,000	—	$25.85	6/7/2016
	232,000	8,000	$32.21	9/20/2016	(1)
	354,166	145,834	$23.40	11/12/2016	(8)
						15,000	(2)	$235,350
						6,187	(3)	$97,074
						15,000	(4)	$235,350
						100,000	(9)	$1,569,000
						123,750	(11)	$1,941,638
						50,600	(13)	$793,914
									215,662	(14)	$3,383,737
Gary B. Moore	100,000	—	$19.59	9/2/2012
	325,000	—	$19.18	8/23/2013
	275,000	—	$17.86	9/29/2014
	200,000	—	$23.01	9/21/2015
	232,000	8,000	$32.21	9/20/2016	(1)
	115,623	34,377	$20.10	6/11/2016	(7)
						6,187	(3)	$97,074
						18,750	(4)	$294,188
						25,000	(5)	$392,250
						100,000	(6)	$1,569,000
						100,000	(9)	$1,569,000
						50,000	(10)	$784,500
						123,750	(11)	$1,941,638
						150,000	(12)	$2,353,500
						72,800	(13)	$1,142,232
									310,110	(14)	$4,865,626
Robert W. Lloyd	30,000	—	$19.18	8/23/2013
	700,000	—	$19.24	6/10/2014
	179,117	—	$17.86	9/29/2014
	200,000	—	$23.01	9/21/2015
	232,000	8,000	$32.21	9/20/2016	(1)
	115,623	34,377	$20.10	6/11/2016	(7)
	354,166	145,834	$23.40	11/12/2016	(8)
						6,187	(3)	$97,074
						18,750	(4)	$294,188
						43,750	(5)	$686,438
						100,000	(6)	$1,569,000
						100,000	(9)	$1,569,000
						123,750	(11)	$1,941,638
						67,250	(13)	$1,055,153
									286,462	(14)	$4,494,589
Wim Elfrink	243,800	—	$19.59	9/2/2012
	395,000	—	$19.18	8/23/2013
	115,000	—	$17.86	9/29/2014
	400,000	—	$23.01	9/21/2015
	551,000	19,000	$32.21	9/20/2016	(1)
	442,708	182,292	$23.40	11/12/2016	(8)
						14,694	(3)	$230,549
						22,500	(4)	$353,025
						125,000	(9)	$1,961,250
						123,750	(11)	$1,941,638
						57,300	(13)	$899,037
									244,200	(14)	$3,831,498

*

The market values of the restricted stock units that have not vested and the unearned PRSUs are calculated by multiplying the number of units shown in the table by the closing share price of Cisco common stock on July 27, 2012, which was $15.69.

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	9/20/07	20% on 9/20/08; pro-rata monthly for next 48 months
(2)	2/19/08	20% on 2/19/09; 20% annually for next 4 years
(3)	9/11/08	20% on 9/11/08; 20% annually for next 4 years
(4)	9/11/08	25% on 9/11/09; 25% annually for next 3 years
(5)	3/12/09	25% on 3/12/10; 25% annually for next 3 years
(6)	3/12/09	Full vesting on 3/12/13
(7)	6/11/09	25% on 6/11/10; pro-rata monthly for next 36 months
(8)	11/12/09	25% on 9/11/10; pro-rata monthly for next 36 months
(9)	11/12/09	25% on 9/11/10; 25% annually for next 3 years
(10)	6/10/10	25% on 6/11/11; 25% annually for next 3 years
(11)	9/16/10	25% on 9/11/11; 25% annually for next 3 years
(12)	3/17/11	25% on 3/12/12; 25% annually for next 3 years
(13)	9/8/11	25% on 9/11/12; 25% annually for next 3 years
(14)	9/8/11

Vests on 9/11/14 based on (i) the achievement of two operating goal performance metrics, operating cash flow and earnings per share, based on annual goals that are pre-established at the beginning of each of fiscal 2012, fiscal 2013 and fiscal 2014 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2012, fiscal 2013 and fiscal 2014. The number of shares and the payout value for the fiscal 2012 PRSUs set forth above reflect the maximum potential payout since Cisco’s performance during the first year of the three-year performance period has exceeded the target levels. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

Except as described below, each stock option granted prior to 2009 has a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. Each option that was granted to the named executive officers on November 12, 2009 has a maximum term of seven years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing share price of Cisco common stock on the date of grant.

The option to purchase 1,500,000 shares that was granted to Mr. Chambers on August 23, 2004 has a maximum term of nine years measured from the grant date and, if vested, will remain exercisable for the full term even after his cessation of service except in limited circumstances. For purposes of Mr. Chambers’ stock option agreement, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco. The exercise price is equal to the closing share price of Cisco common stock on the date of grant.

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2012 through stock option exercises and vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a performance condition). The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing share price of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John T. Chambers	2,000,000	$12,388,372	215,700		$3,412,374
Frank A. Calderoni	—	—	134,437		$2,193,983
Gary B. Moore	100,000	$116,000	256,187	(1)	$4,370,928	(1)
Robert W. Lloyd	—	—	199,937		$3,339,241
Wim Elfrink	50,000	$109,500	160,943		$2,546,518

(1)	Includes 10,313 shares subject to fully vested deferred stock units, which will not settle until after Mr. Moore’s separation from service with Cisco within the meaning of Code Section 409A.

The following table shows the contributions and earnings during fiscal 2012, and account balance as of July 28, 2012, for named executive officers under the Cisco Systems, Inc. Deferred Compensation Plan, the Netherlands Capital Plan or the 2005 Stock Incentive Plan, as the case may be.

Nonqualified Deferred Compensation—Fiscal 2012

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
John T. Chambers	—	—	—		—	—	—
Frank A. Calderoni	Deferred Compensation Plan	$953,191	$63,560	(4)	$(1,043)	—	$4,116,272
Gary B. Moore	Deferred Compensation Plan	$67,692	$10,207	(4)	$243	—	$1,296,816
	2005 Stock Incentive Plan	$163,152	—		$(1,341)	—	$161,811
Robert W. Lloyd	Deferred Compensation Plan	$838,646	$56,250	(4)	$24,954	—	$3,904,932
Wim Elfrink (5)	Netherlands Capital Plan	$21,282	$141,168	(6)	$60,115 (7)	—	$2,484,157	(8)

(1)

The executive contribution amounts under the Deferred Compensation Plan and the Netherlands Capital Plan were included in fiscal 2012 compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, as applicable. The executive contribution amount under the 2005 Stock Incentive Plan represents the value of fully vested deferred stock units and is included in the “Value Realized on Vesting” column of the Option Exercises and Stock Vested—Fiscal 2012 table.

(2)	None of the amounts in this column is included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(3)

The following amounts included in this column for the Deferred Compensation Plan and the Netherlands Capital Plan also have been reported in the Summary Compensation Table as compensation for fiscal 2012 or a prior fiscal year: Mr. Calderoni, $3,649,162; Mr. Moore, $238,923; Mr. Lloyd, $2,543,602; and Mr. Elfrink, $1,255,182. The grant date fair value of Mr. Moore’s fully vested deferred stock units under the 2005 Stock Incentive Plan of $226,164 has been reported in the Summary Compensation Table as compensation for fiscal 2011.

(4)

These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the matching contribution rate for calendar year 2011 was, and the matching contribution rate for calendar year 2012 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit for each calendar year ($245,000 for 2011 and $250,000 for 2012), with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2011 and 2012 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2011 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2011 salary and non-equity incentive plan compensation, and (ii) estimated calendar year 2012 matching contributions related to deferrals of fiscal 2012 salary and non-equity incentive plan compensation during calendar year 2012 that are expected to be credited to the accounts of the named executive officers at the end of calendar year 2012.

(5)

The dollar amounts in the table shown for Mr. Elfrink were converted from euros. The conversion rate from euros to U.S. dollars is based on the exchange rate of 1.2301 dollars per euro in effect on the last day of fiscal 2012.

(6)

This amount was included in fiscal 2012 compensation in the “All Other Compensation” column of the Summary Compensation Table. Cisco makes contributions to the Netherlands Capital Plan on the first day of each calendar year equal to a percentage of Mr. Elfrink’s base salary and his bonus paid during the prior calendar year. Except as provided in the last sentence of this footnote, Cisco’s contribution to the Netherlands Capital Plan is determined as discussed below. These contribution percentages for Mr. Elfrink for fiscal 2012 were approximately 20% of eligible earnings. The amount in this column reflects the sum of Cisco’s contributions for Mr. Elfrink during fiscal 2012. The amount in the column does not include contributions under the Netherlands Capital Plan listed in footnote 10 to the Summary Compensation Table relating to a survivor’s death benefit, an orphan’s death benefit and a disability benefit, which benefits are described under the “Potential Payments upon Termination or Change in Control” below.

(7)

The return listed in this column represents the dollar value by which the amount available under the Netherlands Capital Plan as of the last day of fiscal 2012, as described below in footnote 8, exceeds or falls short of the sum of (i) the amount available at fiscal 2011 year-end and (ii) the aggregate contributions during fiscal 2012 by Mr. Elfrink and Cisco. The dollar amounts in the table shown for Mr. Elfrink were converted from euros. The conversion rate from euros to U.S. dollars is based on the exchange rate of 1.2301 dollars per euro in effect on the last day of fiscal 2012, including the amount available at fiscal 2011 year-end.

(8)

The amount in this column represents the funds available under the Netherlands Capital Plan as of July 28, 2012 that would have been available to Mr. Elfrink to purchase a retirement annuity (covering his life and that of his spouse) had he elected to retire as of that date.

The Deferred Compensation Plan, which became effective on June 25, 2007, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Barclays Aggregate Bond Fund; SPDR S&P 500 ETF Trust; SPDR S&P MidCap 400 ETF Trust; iShares Russell 2000 Index Fund; iShares MCSI EAFE Index Fund; Fidelity Freedom 2010 Fund; Fidelity Freedom 2020 Fund; Fidelity Freedom 2030 Fund; and Fidelity Freedom 2040 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2012 and 2011, there are matching contributions on deferrals over the IRS limitation on compensation that may be taken into account under the 401(k) Plan ($250,000 for 2012 and $245,000 for 2011). Generally, the matching contribution rate for calendar year 2011 was, and the matching contribution rate for calendar year 2012 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2012 and 2011 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions generally are expected to occur after a participant’s separation of service, or in some cases at specified future distribution dates.

The Netherlands Capital Plan is a funded defined contribution plan for eligible employees in the Netherlands that is tax-qualified in the Netherlands in the sense that contributions and earnings are not subject to income taxes until distributed. The Netherlands Capital Plan requires participants to defer 3% of their eligible earnings, while Cisco makes contributions on behalf of eligible participants equal to a percentage of their eligible earnings, based on the participant’s age, to fund a defined contribution premium. Eligible earnings are generally comprised of salary and bonus subject to certain caps. These contributions are deposited in an account for each participant and held by an insurance company and are credited with an investment return with a minimum rate guaranteed by the insurance company until each participant retires. In-service withdrawals or distributions are not allowed. Upon retirement, distributions must be used to purchase an annuity providing an annual income to the participant for his life and a survivor’s annuity (at 70% of his annual benefit) for the life of his surviving spouse, if any. Pursuant to the Netherlands Capital Plan, Cisco also contributes specified amounts to the participant’s separate accounts for pre-retirement death (a survivor benefit and an orphan’s benefit) and a disability benefit, as described under “Potential Payments upon Termination or Change in Control” below.

Under the 2005 Stock Incentive Plan, at the election of an eligible employee, the settlement of vested shares underlying restricted stock unit awards may be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A.

Potential Payments upon Termination or Change in Control

Except for Mr. Elfrink, none of our named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors. For information regarding potential payments upon termination under the Deferred Compensation Plan, in which certain named executive officers participate, the Netherlands Capital Plan, in which Mr. Elfrink participates, and the deferred equity awards of Mr. Moore under the 2005 Stock Incentive Plan, see “Nonqualified Deferred Compensation—Fiscal 2012” above.

Mr. Elfrink—Non-Equity Severance Payments.

Set forth below is a description of the benefits to which Mr. Elfrink or his family would be entitled, assuming a qualifying termination, illness or death on the last business day of fiscal 2012. These benefits would have been payable in euros and unless otherwise noted, the conversion rate from euros to U.S. dollars is based on the exchange rate of 1.2301 dollars per euro in effect on the last day of fiscal 2012.

Severance Payments upon Termination Following Completion of International Assignment. Pursuant to Mr. Elfrink’s International Assignment Agreement, upon the successful completion of his international assignment, Cisco has agreed to relocate Mr. Elfrink to the Netherlands and attempt to employ Mr. Elfrink in a comparable position. If Cisco is unable to offer a position to Mr. Elfrink, his employment would terminate and he would be entitled to receive severance compensation equal to 2.25 times his then current annual salary. Using Mr. Elfrink’s salary in effect on the last day of fiscal 2012, this amount is estimated at €1,333,737, or $1,640,630 (based on the exchange rate listed above). Mr. Elfrink is employed on an at-will basis, but the termination of Mr. Elfrink’s Netherlands employment agreement, as recorded in his International Assignment Agreement, is subject to a notice period of two months plus any fractional month between the date notice is given and the start of the next calendar month.

Payments Due to Mr. Elfrink upon Being Unable to Perform His Duties as a Result of Illness. If Mr. Elfrink is unable to perform his duties as a result of illness, he shall remain entitled to 100% of his annual base salary for one year, or $729,169, and 70% of his annual base salary for a second year, or $510,418 (each estimated based on Mr. Elfrink’s salary in effect at the end of fiscal 2012). Any such payments would be reduced by the amount of any financial benefit Mr. Elfrink received through various insurance proceeds, and any other income earned by Mr. Elfrink for services provided to Cisco. Further, if Mr. Elfrink’s incapacity to work is caused by a third party, Cisco’s obligation to pay Mr. Elfrink’s salary may be limited. After the second year of illness, Mr. Elfrink would then be entitled to a disability benefit under the Netherlands Capital Plan in an amount equal to $214,423 per year until Mr. Elfrink reaches the age of 65.

Payments Due Mr. Elfrink’s Family upon Death. In the event of Mr. Elfrink’s death, his family would be entitled to a survivor death benefit and an orphan’s death benefit pursuant to the Netherlands Capital Plan. The survivor death benefit would be payable to his spouse in the amount of $265,463 per year until her death. The orphan’s death benefit would be payable to his children in an aggregate amount of $53,093 per year generally until his children reach the age of 18 or in certain circumstances the age of 27.

Acceleration of Equity Awards.

As described above in the “Compensation Discussion and Analysis” section, each outstanding award to all employees under the 2005 Stock Incentive Plan and the 1996 Stock Incentive Plan that is subject to vesting provisions, and each PRSU or PRSU right awarded from time to time, will vest in full (at target levels for PRSUs and PRSU rights) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

In addition, the Compensation Committee has adopted a policy (the “Death and Terminal Illness Policy”) that applies to each outstanding award to all employees (other than as described in this paragraph) and that can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount equal to the greater of (a) 100% of the unvested shares subject to the awards (at target levels for PRSUs) up to a total value of $10 million, net of aggregate exercise or purchase price, or (b) up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness. The dollar limit under the Death and Terminal Illness Policy does not apply to an option grant made to Mr. Chambers on August 23, 2004 to purchase up to 1,500,000 shares of Cisco common stock at an exercise price of $19.18 that would vest in full upon Mr. Chambers’ death or permanent disability. In addition, for purposes of the stock option agreement relating to the August 23, 2004 grant, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco.

The table below sets forth the intrinsic values that the named executive officers would derive in the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, or (b) the death or terminal illness of the named executive officer (or permanent disability in the case of the August 23, 2004 option grant to Mr. Chambers), that in either case hypothetically occurred on the last business day of fiscal 2012. For restricted stock unit awards, the intrinsic value is based upon the fiscal 2012 year-end closing share price of Cisco common share of $15.69, and for stock options, the value is based on such $15.69 minus the exercise price of the applicable stock option.

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in Which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)		Total Intrinsic Value of Accelerated Equity Awards ($)
John T. Chambers	—	$14,767,428	$14,767,428	—	$10,000,000	(1)	$10,000,000	(1)
Frank A. Calderoni	—	$7,128,155	$7,128,155	—	$7,128,155		$7,128,155
Gary B. Moore	—	$13,387,132	$13,387,132	—	$10,000,000	(2)	$10,000,000	(2)
Robert W. Lloyd	—	$10,208,887	$10,208,887	—	$10,000,000	(2)	$10,000,000	(2)
Wim Elfrink	—	$7,939,830	$7,939,830	—	$7,939,830		$7,939,830

(1)

Represents the intrinsic value of full acceleration, up to the limit of $10 million, of Mr. Chambers’ stock options (other than his August 23, 2004 option grant) and restricted stock unit awards and PRSUs assuming those awards were to be accelerated under the Death and Terminal Illness Policy. Mr. Chambers’ August 23, 2004 stock option is not subject to the Death and Terminal Illness Policy and will also accelerate in full in the event of a permanent disability. However, the full acceleration of such stock option would have no intrinsic value based upon the fiscal 2012 year-end closing share price of Cisco common stock. These values have not been, and may never be, realized.

(2)

In order to give effect to the aggregate limit of $10 million applicable under the Death and Terminal Illness Policy described above, the full intrinsic value of accelerated stock options is first applied against the dollar limit, and then the intrinsic value of accelerated restricted stock units that would cause the total intrinsic value to exceed the aggregate dollar limit is reduced accordingly.

Potential Continued Vesting of PRSUs upon Retirement.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants. None of the named executive officers would have met the eligibility criteria if their retirement hypothetically occurred on the last business day of fiscal 2012 because one of the eligibility requirements is that the retirement must have occurred on or after the anniversary of the award date of the PRSUs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

In September 2008, the Board of Directors adopted a travel policy whereby Cisco’s Chairman and CEO, John T. Chambers, is generally required to utilize a private airplane for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Commencing with expenses incurred in September 2008, Mr. Chambers is reimbursed solely for business expenses incurred in the operation of a private plane when used for Cisco business, provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. For such business travel expenses incurred in fiscal 2012, there are approximately $2.1 million of reimbursements to Mr. Chambers under this policy.

A brother of Robert W. Lloyd is employed as a sales executive by IBM in Canada. The provision of services by IBM in connection with Cisco products, and the resale of the related Cisco products, comprised a substantial proportion of the sales for Mr. Lloyd’s brother in fiscal 2012. The amount of the transactions in which Mr. Lloyd’s brother had an interest for fiscal 2012 was under $10 million. Mr. Lloyd had no direct involvement in these transactions.

Michael D. Capellas, a non-employee director of Cisco, is the Chairman of the Board of VCE and was its Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture that Cisco formed in fiscal 2010 with EMC, with investments from VMware and Intel. VCE helps organizations leverage best-in-class technologies and disciplines from Cisco, EMC and VMware, to enable the transformation to cloud computing. In the ordinary course of its business, VCE acquires products and services indirectly and directly from Cisco for sale to VCE customers. In addition, from time to time, Cisco purchases VCE solutions, including purchases of approximately $20 million in fiscal 2012. Mr. Capellas’ VCE compensation is based in part on attainment of certain VCE financial and operational goals. See “Director Compensation” on page 16 above. During fiscal 2012, VCE also reimbursed Cisco for expenses for certain leased employees and other matters.

Cisco’s cumulative investment in VCE is approximately $394 million, approximately $292 million of which has been invested since the beginning of fiscal 2012. Cisco’s cumulative investment in VCE includes an aggregate principal amount of outstanding loans of approximately $343 million (which was the largest aggregate amount of principal outstanding since the beginning of fiscal 2012) and accrued interest thereunder of approximately $17 million. Certain of these loans which were originally scheduled to mature in fiscal 2012 were refinanced by VCE during fiscal 2012. The outstanding loans bear interest at an annual rate of 6.0% and mature at various dates in fiscal 2013 and fiscal 2014. All principal and accrued interest under the loans is convertible into VCE equity. Cisco’s current ownership interest in VCE of approximately 35% is expected to increase to approximately 37% if the loans are converted into VCE equity. As VCE scales its operations, Cisco expects that it will make additional investments in VCE.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2012 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2012 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

Roderick C. McGeary

Arun Sarin

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Cisco’s proxy materials relating to its 2013 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than May 29, 2013. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2013 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between June 28, 2013 and July 28, 2013. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to July 28, 2013 and (ii) any proposal made in accordance with the bylaw provisions, if the 2013 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

PROXY SOLICITATION AND COSTS

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm $20,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 28, 2012, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 24, 2012

CISCO SYSTEMS, INC.

EXECUTIVE INCENTIVE PLAN

(As Amended and Restated Effective November 15, 2012)

1. PURPOSE

The purpose of the Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of Cisco Systems, Inc. (the “Company”) and its affiliates. The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). The adoption of the Plan as to current and future covered employees (determined under Code Section 162(m)) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s shareholders.

2. DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Committee” means the Compensation and Management Development Committee of the Board or another Committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(d) “Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(e) “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; (xxxi) customer satisfaction; and /or (xxxii) total shareholder return, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to Participants who are not subject to the limitations of Code Section 162(m) may take into account other factors (including subjective factors).

(f) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(g) “Plan” means this Cisco Systems, Inc. Executive Incentive Plan, as amended from time to time.

3. ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the Awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future covered employees or executive officers (each, as defined in Section 1).

4. ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5. AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal or Goals to be met during such Performance Periods. With respect to Participants who are or may become subject to Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals and the targets shall occur in compliance with and to the extent required by the rules of Code Section 162(m).

The maximum amount of any Awards that can be paid under the Plan to any Participant during any Performance Period is $10,000,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6. PAYMENT OF AWARDS

(a) Unless otherwise determined by the Committee, a Participant must be employed on the date the Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b) Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award but may occur prior to the end of the Performance Period with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m); provided, that no Award shall become payable to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

7. GENERAL

(a) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan,

may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(g) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(h) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i) INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants, the Plan may be operated without regard to the constraints of Code Section 162(m).

(j) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No Award made under the Plan shall be intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

(k) AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

CISCO TM

CISCO SYSTEMS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49951-P29951

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CISCO SYSTEMS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:

For Against Abstain

1. Election of Directors

Nominees:

1a. Carol A. Bartz 1b. Marc Benioff

1c. M. Michele Burns

1d. Michael D. Capellas

1e. Larry R. Carter

1f. John T. Chambers

1g. Brian L. Halla

1h. Dr. John L. Hennessy

1i. Dr. Kristina M. Johnson

1j. Richard M. Kovacevich

1k. Roderick C. McGeary

1l. Arun Sarin

1m. Steven M. West

For Against Abstain

2. Approval of amendment and restatement of the Executive Incentive Plan.

3. Approval, on an advisory basis, of executive compensation.

4. Ratification of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for fiscal 2013.

The Board of Directors recommends you vote AGAINST

Proposals 5 and 6 submitted by shareholders:

5. Approval to have Cisco’s Board adopt a policy to have an independent Board chairman whenever possible.

6. Approval to request Cisco management to prepare a report on “conflict minerals” in Cisco’s supply chain.

To act upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M49952-P29951

CISCO TM

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 15, 2012 and the proxy statement, and appoints John T. Chambers and Frank A. Calderoni or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on November 15, 2012 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THIRTEEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSALS 5 AND 6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side